As filed with the Securities and Exchange Commission on May 10, 2013
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
THE SECURITIES ACT OF 1933

GLIMCHER REALTY TRUST
(Exact name of registrant as specified in its charter)

Maryland	31-1390518
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

180 East Broad Street
Columbus, Ohio 43215
(614) 621-9000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

George A. Schmidt,
Executive Vice President, General Counsel and Secretary
Glimcher Realty Trust
180 East Broad Street
Columbus, Ohio 43215
(614) 621-9000
(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

Copies to:
David A. Zagore, Esq.
Squire Sanders (US) LLP
4900 Key Tower
127 Public Square
Cleveland, Ohio 44114-1304
(216) 479-8500

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1) (2) (3)	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price (1) (2) (3)	Amount of Registration Fee (4)
Debt Securities
Preferred Shares of Beneficial Interest, par value $.01 per share
Depositary Shares, representing interests in Preferred Shares
Common Shares of Beneficial Interest, par value $.01 per share
Equity Warrants
Rights
Purchase Contracts
Units
TOTAL

(1)	Not specified as to each class of securities to be registered pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)
Glimcher Realty Trust (the “Registrant”) is hereby registering an indeterminate principal amount and number of each identified class of its securities, which may be offered from time to time in unspecified numbers at unspecified prices. Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder.

(3)
The Registrant is hereby registering such indeterminate amount and number of each identified class of the identified securities as may be issued upon conversion, exchange, or exercise of any other securities that provide for such conversion, exchange or exercise.

(4)
In accordance with Rules 456(b) and Rule 457(r), the Registrant is deferring payment of the registration fee.  In connection with the securities offered hereby, the Registrant will pay “pay-as-you-go” registration fees in accordance with Rule 456(b).

PROSPECTUS

GLIMCHER REALTY TRUST
DEBT SECURITIES
PREFERRED SHARES
DEPOSITARY SHARES
COMMON SHARES
WARRANTS
RIGHTS
PURCHASE CONTRACTS
UNITS

Glimcher Realty Trust may offer, issue and sell from time to time our debt securities, which may be in one or more series and may be senior debt securities or subordinated debt securities; our preferred shares, which we may issue in one or more series; our depositary shares, representing interests in our preferred shares; our common shares; warrants to purchase our preferred shares or common shares; rights to purchase our common shares; purchase contracts to acquire any of the other securities that may be sold under the prospectus; and any combination of these securities, individually or as units.  We may sell any combination of the securities described in this prospectus in one or more offerings. We may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus and other offering material.

This prospectus describes some of the general terms that may apply to these securities. We will provide the specific terms of these securities in supplements to this prospectus. We may describe the terms of these securities in a term sheet which will precede the prospectus supplement. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The securities may be offered through one or more underwriters, dealers and agents or directly to purchasers on a continuous or delayed basis.  The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering.

Our common shares are traded on the New York Stock Exchange (the “NYSE”) under the symbol “GRT.” On May 9, 2013, the closing sale price of our common shares as reported on the NYSE was $12.98 per share.  Our 8.125% Series G Cumulative Redeemable Preferred Shares of Beneficial Interest are traded on the NYSE under the symbol “GRTPRG.”  On May 9, 2013, the closing sale price of our 8.125% Series G Cumulative Redeemable Preferred Shares of Beneficial Interest as reported on the NYSE was $25.38 per share. Our 7.5% Series H Cumulative Redeemable Preferred Shares of Beneficial Interest are traded on the NYSE under the symbol “GRTPRH.”  On May 9, 2013, the closing sale price of our 7.5% Series H Cumulative Redeemable Preferred Shares of Beneficial Interest as reported on the NYSE was $26.96 per share. Our 6.875% Series I Cumulative Redeemable Preferred Shares of Beneficial Interest are traded on the NYSE under the symbol “GRTPRI.”  On May 9, 2013, the closing sale price of our 6.875% Series I Cumulative Redeemable Preferred Shares of Beneficial Interest as reported on the NYSE was $25.80 per share.

Our principal executive offices are located at 180 East Broad Street, Columbus, Ohio 43215, and our telephone number is (614) 621-9000.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 10, 2013

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TABLE OF CONTENTS

Page

ABOUT THIS PROSPECTUS	1
WHERE YOU CAN FIND MORE INFORMATION	1
INCORPORATION OF INFORMATION WE FILE WITH THE SEC	2
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	4
WHO WE ARE	5
RISK FACTORS	5
USE OF PROCEEDS	6
RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED SHARES DIVIDENDS	6
DESCRIPTION OF DEBT SECURITIES	7
DESCRIPTION OF CAPITAL SHARES	11
DESCRIPTION OF PREFERRED SHARES	12
DESCRIPTION OF DEPOSITARY SHARES	18
DESCRIPTION OF COMMON SHARES	22
CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR DECLARATION OF TRUST AND AMENDED AND RESTATED BYLAWS	26
DESCRIPTION OF WARRANTS	30
DESCRIPTION OF RIGHTS	31
DESCRIPTION OF PURCHASE CONTRACTS	32
DESCRIPTION OF UNITS	32
UNITED STATES FEDERAL INCOME TAXATION OF THE COMPANY	33
LEGAL MATTERS	48
EXPERTS	48
DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	48

You should rely only on the information provided or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should not assume that the information appearing in this prospectus, any accompanying prospectus supplement or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process.  Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus, in one or more offerings.

This prospectus provides you with a general description of the securities offered by us, which is not meant to be a complete description of each security.  Each time we offer or sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement and any other offering material may also add to, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. To the extent inconsistent, information in or incorporated by reference in this prospectus is superseded by the information in the prospectus supplement and any other offering material related to such securities.

This prospectus and any applicable prospectus supplement does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by such documents in any jurisdiction to or from any person to whom or from whom it is unlawful to make such an offer or solicitation of an offer in such jurisdiction.

You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of such documents. Neither the delivery of this prospectus or any applicable prospectus supplement nor any distribution of securities pursuant to such documents shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or any applicable prospectus supplement or in our affairs since the date of this prospectus or any applicable prospectus supplement.

In this prospectus and any prospectus supplement hereto, unless the context suggests otherwise, references to the “Company,” “we,” “GRT,” “us,” “our Company,” and “our” mean Glimcher Realty Trust.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and periodic reports, proxy statements and other information with the SEC.  You may read and copy any of these documents at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549.  Information regarding the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330.  The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.  The address of the SEC’s website is http://www.sec.gov.  Our SEC filings also are available through the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We have filed a registration statement on Form S-3 with the SEC covering the securities that may be offered or sold under this prospectus. For further information on us and the securities being offered, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. The rules and regulations of the SEC allow us to omit from this prospectus certain information that is included in the registration statement.  Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included, or incorporated by reference, copies of these documents as exhibits to our registration statement of which this prospectus is a part.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

The SEC allows us to “incorporate by reference” into this prospectus documents that we file with the SEC. This permits us to disclose important information to you by referring you to those filed documents. Any information incorporated by reference this way is considered to be a part of this prospectus, and information filed by us with the SEC subsequent to the date of this prospectus will automatically be deemed to update and supersede this information.

We incorporate by reference into this prospectus the documents listed below, which we have already filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2012;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013;

•
our Current Reports on Form 8-K filed with the SEC on January 7, 2013, February 15, 2013 (with respect to Items 1.01 and 2.03), February 25, 2013, March 15, 2013, March 27, 2013, April 4, 2013 and April 11, 2013;

•
the description of our 6.875% Series I Cumulative Redeemable Preferred Shares of Beneficial Interest (the “Series I Preferred Shares”) contained in our Registration Statement on Form 8-A12B, filed with the SEC on March 27, 2013;

•
the description of our 7.5% Series H Cumulative Redeemable Preferred Shares of Beneficial Interest (the “Series H Preferred Shares”) contained in our Registration Statement on Form 8-A12B, filed with the SEC on August 10, 2012;

•
the description of our 8.125% Series G Cumulative Redeemable Preferred Shares of Beneficial Interest (the “Series G Preferred Shares”) contained in our Registration Statement on Form 8-A12B, filed with the SEC on February 20, 2004; and

•
the description of our 8.75% Series F Cumulative Redeemable Preferred Shares of Beneficial Interest (the “Series F Preferred Shares”) contained in our Registration Statement on Form 8-A12B, filed with the SEC on August 22, 2003.

•
the description of our common shares contained in our Registration Statement on Form 8-A, filed with the SEC on October 21, 1993, and the information thereby incorporated by reference contained in the Company’s Registration Statement on Form S-11 (No. 33-69740), as amended by Amendments No. 1, 2, 3, 4 and 5, filed with the SEC on September 30, 1993, November 5, 1993, November 22, 1993, November 30, 1993, January 10, 1994 and January 19, 1994, respectively, under the heading “Description of Shares of Beneficial Interest.”

Whenever, after the date of this prospectus, we file reports or documents under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), those reports and documents will be incorporated by reference and deemed to be a part of this prospectus from the time they are filed (other than Current Reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K). Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. Requests for documents should be directed to Glimcher Realty Trust, 180 East Broad Street, Columbus, Ohio 43215, Attention: Senior Vice President, Finance and Accounting (telephone number (614) 621-9000).

You should rely only on the information contained or incorporated by reference into this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act.  Statements that do not relate strictly to historical or current facts are forward-looking and are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue,” “trend,” “opportunity,” “pipeline,” “comfortable,” “current,” “position,” “assume,” “outlook,” “remain,” “maintain,” “sustain,” “achieve,” “would” or other similar words or expressions.  Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated.

Forward-looking statements speak only as of the date they are made and are qualified in their entirety by reference to the factors discussed throughout this prospectus.  We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or the occurrence of unanticipated events except as required by applicable law.  Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements.  Risks and other factors that might cause differences, some of which could be material, include, but are not limited to: changes in political, economic or market conditions generally and the real estate and capital markets specifically; impact of increased competition; availability of capital and financing; tenant or joint venture partner(s) bankruptcies; failure to increase mall store occupancy and same-mall operating income; rejection of leases by tenants in bankruptcy; financing and development risks; construction and lease-up delays; cost overruns; the level and volatility of interest rates; the rate of revenue increases as compared to expense increases; the financial stability of tenants within the retail industry; our failure to make additional investments in regional mall properties and to redevelop properties; our failure to comply or remain in compliance with the covenants in our debt instruments, including, but not limited to, the covenants under our corporate credit facilities; defaults by us under our debt instruments; failure to complete proposed or anticipated acquisitions and divestitures; the failure to sell properties as anticipated and to obtain estimated sale prices; the failure to upgrade our tenant mix; restrictions in current financing arrangements; the failure to fully recover tenant obligations for common area maintenance, insurance, taxes and other property expenses; the impact of changes to tax legislation and, generally, our tax position; the failure of GRT to qualify as a real estate investment trust (“REIT”); the failure to refinance debt at favorable terms and conditions; inability to exercise available extension options on debt instruments; impairment charges with respect to properties as well as additional impairment charges with respect to properties for which there has been a prior impairment charge; loss of key personnel; material changes in GRT’s dividend rates on its securities or the ability to pay its dividend on its common shares or other securities; possible restrictions on our ability to operate or dispose of any partially-owned properties; failure to achieve earnings/funds from operations or growth targets, estimates or projections; conflicts of interest with existing joint venture partners; failure to achieve projected returns on development or investment properties; changes in generally accepted accounting principles or interpretations thereof; terrorist activities and international hostilities, which may adversely affect the general economy, domestic and global financial and capital markets, specific industries and us; the unfavorable resolution of legal proceedings; the impact of future acquisitions and divestitures; significant costs related to environmental issues, bankruptcies of lending institutions within GRT’s or any of its affiliates’ construction loans and corporate credit facility as well as other risks listed from time to time in its press releases, and in GRT’s other reports and statements filed with the SEC.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and any prospectus supplement hereto and in reports of the Company filed with the SEC.  Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management’s views as of the date of this prospectus, or, if applicable, the date of a document incorporated by reference.  All subsequent written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements contained or referenced to in this section.  Although we believe that the expectations reflected in the forward-looking statements are based on reasonable assumptions, we cannot guarantee future results, levels of activity, performance or achievements.  We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or the occurrence of unanticipated events except as required by applicable law.

WHO WE ARE

Glimcher Realty Trust is a fully-integrated, self-administered and self-managed Maryland REIT which was formed on September 1, 1993 to continue the business of The Glimcher Company and its affiliates, of owning, leasing, acquiring, developing and operating a portfolio of retail properties consisting of regional and super regional malls and community shopping centers. We own (or hold an ownership position via joint venture arrangements), lease, manage and develop a portfolio of retail properties (‘‘Properties’’) consisting of enclosed regional malls, open-air centers, outlet centers (collectively, ‘‘Malls’’) and community shopping centers (‘‘Community Centers’’).

All of our properties are held by, and our operations are conducted through Glimcher Properties Limited Partnership, a Delaware limited partnership (‘‘GPLP’’), or by entities in which GPLP has a direct or indirect interest. Our wholly-owned subsidiary, Glimcher Properties Corporation (‘‘GPC’’), is the sole general partner of GPLP. As of March 31, 2013, we owned approximately 98.3% of GPLP’s outstanding common units and GPC owned 0.1% of GPLP’s outstanding common units.

At March 31, 2013, we owned material interests in and managed 29 Properties (24 wholly-owned and five partially owned through joint ventures) that are located in 16 states. The Properties contain an aggregate of approximately 21.6 million square feet of gross leasable area (‘‘GLA’’) of which approximately 94.2% was occupied at March 31, 2013. The occupied GLA was leased at 81.9%, 9.8% and 8.3% to national, regional and local retailers, respectively, at March 31, 2013. Occupied space of our Properties is defined as any space where a store is open or a tenant is paying rent as of the applicable date indicated, excluding all tenants with leases having an initial term of less than one year. The occupancy percentage is calculated by dividing the occupied space into the total available space to be leased. As of March 31, 2013, the Properties had annualized minimum rents of $249.5 million. Approximately 77.4%, 8.2% and 14.4% of the annualized minimum rents of the Properties as of March 31, 2013 were derived from national, regional and local retailers, respectively. No single tenant represented more than 2.7% of the aggregate annualized minimum rents of the Properties as of March 31, 2013.

Our executive offices are located at 180 East Broad Street, Columbus, Ohio 43215, and our telephone number is (614) 621-9000. Our website address is www.glimcher.com. The reference to our website address does not constitute incorporation by reference of the information contained on the website, which is not part of this prospectus.

RISK FACTORS

Before you invest in any of our securities, in addition to the other information included or incorporated by reference into this prospectus and any applicable prospectus supplement, you should carefully consider the risk factors under the section entitled “Risk Factors” in any prospectus supplement as well as our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q filed subsequent to the Annual Report on Form 10-K, which are incorporated by reference into this prospectus and any prospectus supplement in their entirety, as the same may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.  In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our business, financial condition, results of operations and prospects.  For more information, see the sections entitled, “Where You Can Find More Information” and “Incorporation of Information We File With the SEC” in this prospectus.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds from the sale of the securities for working capital and other general corporate purposes, which may include repaying debt, financing capital commitments, and financing future acquisitions, redevelopment and development activities. We will have significant discretion in the use of any net proceeds.  We may provide additional information on the use of the net proceeds from the sale of our securities in an applicable prospectus supplement or other offering materials relating to the offered securities.

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED SHARES DIVIDENDS

Ratio of Earnings to Fixed Charges

The following table sets forth the historical ratios of earnings to fixed charges for the periods indicated:

Three Months Ended March 31,		Year Ended December 31,
2013	2012	2012	2011	2010	2009	2008
1.04	0.96	1.14	1.01	0.92	1.05	1.17

For purposes of computing the ratio of earnings to combined fixed charges, earnings have been calculated by adding fixed charges (excluding capitalized interest and preferred share dividends) to income from continuing operations adjusted to remove non-controlling interest in unconsolidated entities and income or loss from equity investees. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, and amortization of deferred financing costs (including amounts capitalized) paid or accrued for the respective period. For the three months ended March 31, 2012 and the year ended December 31, 2010 the ratio of earnings to combined fixed charges was 0.96 and 0.92, representing a deficiency of $0.7 million and $7.6 million, respectively. The ratios are based solely on historical financial information, and no pro forma adjustment has been made thereto.

Ratio of Earnings to Combined Fixed Charges and Preferred Share Dividends

The following table sets forth the historical ratios of earnings to combined fixed charges and preferred share dividends and deficiency of earnings to combined fixed charges and preferred share dividends for the periods

	Three Months Ended March 31,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
Ratio of Earnings to Combined Fixed Charges And Preferred Share Dividends	0.79	0.71	0.85	0.77	0.73	0.87	0.99
Deficiency of Earnings to Fixed Charges and Preferred Share Dividends indicated (dollars in millions):	$5.4	$6.8	$14.8	$23.6	$29.9	$13.1	$1.3

For purposes of computing the ratio of earnings to combined fixed charges and preferred share dividends, earnings have been calculated by adding fixed charges (excluding capitalized interest and preferred share dividends) to income from continuing operations adjusted to remove non-controlling interest in unconsolidated entities and income or loss from equity investees. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, amortization of deferred financing costs (including amounts capitalized) and preferred share dividends paid or accrued for the respective period.  The ratios are based solely on historical financial information, and no pro forma adjustment has been made thereto.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities either separately, or together with, or upon the conversion of or in exchange for, other securities.  The debt securities may be our unsecured and unsubordinated obligations or our subordinated obligations.  We use the term “senior debt securities” to refer to the unsecured and unsubordinated obligations.  We use the term “subordinated debt securities” to refer to the subordinated obligations.  The subordinated debt securities of any series may be our senior subordinated obligations, subordinated obligations, junior subordinated obligations or may have such other ranking as is described in the relevant prospectus supplement.  We may issue any of these types of debt securities in one or more series.

Our senior debt securities may be issued from time to time under a senior debt securities indenture with a trustee to be named in the senior debt securities indenture.  Our subordinated debt securities may be issued from time to time under a subordinated debt securities indenture with a trustee to be named in the subordinated debt securities indenture, which will describe the specific terms of the debt series.  We use the term “indenture” to refer to the senior debt securities indenture or the subordinated debt securities indenture.  We use the term “trustee” to refer to the trustee named in the senior debt securities indenture or the subordinated debt securities indenture.

Some of our operations are conducted through our subsidiaries.  Accordingly, our cash flow and our ability to service our debt, including the debt securities, are dependent upon the earnings of our subsidiaries and the distribution of those earnings to us, whether by dividends, loans or otherwise.  The payment of dividends and the making of loans and advances to us by our subsidiaries may be (i) subject to statutory or contractual restrictions, (ii) contingent upon the earnings of our subsidiaries, and (iii) subject to various business considerations.  Our right to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the debt securities to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we are recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of the subsidiary and any indebtedness held by a subsidiary that is senior to indebtedness held by us.

The following summary of selected provisions that will be included in indentures and in the debt securities is not complete.  Before making an investment in our debt securities, you should review the applicable prospectus supplement and the applicable indenture, which will be filed with the SEC in connection with the offering of the specific debt securities.

General

We can issue debt securities of any series with terms different from the terms of debt securities of any other series and the terms of particular debt securities within any series may differ from each other, all without the consent of the holders of previously issued series of debt securities.  The debt securities of each series will be our direct, unsecured obligations.

The applicable prospectus supplement relating to the series of debt securities will describe the specific terms of each series of debt securities being offered, including, where applicable, the following:

•	the title;

•	the aggregate principal amount and whether there is any limit on the aggregate principal amount that we may subsequently issue;

•	whether the debt securities will be senior, senior subordinated, subordinated or junior subordinated;

•	the name of the trustee and its corporate trust office;

•	any limit on the amount of debt securities that may be issued;

•	any subordination provisions;

•	any provisions regarding the conversion or exchange of such debt securities with or into other securities;

•	any default provisions and events of default applicable to such debt securities;

•	any covenants applicable to such debt securities;

•	whether such debt securities are issued in certificated or book-entry form, and the identity of the depositary for those issued in book-entry form;

•
whether such debt securities are to be issuable in registered or bearer form, or both, and any restrictions applicable to the exchange of one form or another and to the offer, sale and delivery of such debt securities in either form;

•
whether such debt securities may be represented initially by a debt security in temporary or permanent global form, and, if so, the initial depositary and the circumstances under which beneficial owners of interests may exchange such interests for debt securities of like tenor and of any authorized form and denomination and the authorized newspapers for publication of notices to holders of bearer securities;

•	any other terms required to establish a series of bearer securities;

•	the price(s) at which such debt securities series will be issued;

•
the person to whom any interest will be payable on any debt securities, if other than the person in whose name the debt security is registered at the close of business on the regular record date for the payment of interest;

•	any provisions restricting the declaration of dividends or requiring the maintenance of any asset ratio or maintenance of reserves;

•	the date or dates on which the principal of and premium, if any, is payable or the method(s), if any, used to determine those dates;

•	the rate(s) at which such debt securities will bear interest or the method(s), if any, used to calculate the rate(s);

•	the date(s), if any, from which any interest will accrue, or the method(s), if any, used to determine the dates on which interest will accrue and date(s) on which interest will be payable;

•	any redemption or early repayment provisions applicable to such debt securities;

•
the stated maturities of installments of interest, if any, on which any interest on such debt securities will be payable and the regular record dates for any interest payable on any debt securities which are registered securities;

•	the places where and the manner in which the principal of and premium and/or interest, if any, will be payable and the places where the debt securities may be presented for transfer;

•
our obligation or right, if any, to redeem, purchase or repay such debt securities of the series pursuant to any sinking fund amortization or analogous provisions or at the option of a holder of such debt securities and other related provisions;

•	the denominations in which any registered securities are to be issuable;

•
the currency, currencies or currency units, including composite currencies, in which the purchase price for, the principal of and any premium and interest, if any, on such debt securities will be payable;

•	the time period within which the manner in which and the terms and conditions upon which the purchaser of any of such debt securities can select the payment currency;

•
if the amount of payments of principal, premium, if any, and interest, if any, on such debt securities is to be determined by reference to an index, formula or other method, or based on a coin or currency or currency unit other than that in which such debt securities are stated to be payable, the manner in which these amounts are to be determined and the calculation agent, if any, with respect thereto;

•
if other than the principal amount thereof, the portion of the principal amount of the debt securities of the series which will be payable upon declaration or acceleration of the maturity thereof pursuant to an event of default;

•
if we agree to pay any additional amounts on any of the debt securities, and coupons, if any, of the series to any holder in respect of any tax, assessment or governmental charge withheld or deducted, the circumstances, procedures and terms under which we will make these payments;

•	any terms applicable to debt securities of any series issued at an issue price below their stated principal amount;

•
whether such debt securities are to be issued or delivered (whether at the time of original issuance or at the time of exchange of a temporary security of such series or otherwise), or any installment of principal or any premium or interest is to be payable only, upon receipt of certificates or other documents or satisfaction of other conditions in addition to those specified in the applicable indenture;

•	any provisions relating to covenant defeasance and legal defeasance;

•	any provisions relating to the satisfaction and discharge of the applicable indenture;

•	any special applicable United States federal income tax considerations;

•	any provisions relating to the modification of the applicable indenture both with and without the consent of the holders of the debt securities of the series issued under such indenture; and

•	any other material terms not inconsistent with the provisions of the applicable indenture.

The above is not intended to be an exclusive list of the terms that may be applicable to any debt securities and we are not limited in any respect in our ability to issue debt securities with terms different from or in addition to those described above or elsewhere in this prospectus, provided that the terms are not inconsistent with the applicable indenture.  Any applicable prospectus supplement will also describe any special provisions for the payment of additional amounts with respect to the debt securities.  United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement.

Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors.  Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors.  Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate office of the trustee maintained in the Borough of Manhattan, the City of New York or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement.  Global securities will be issued in registered form and in either temporary or definitive form.  Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.  The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL SHARES

Both Maryland statutory law governing real estate investment trusts organized under the laws of that state and our declaration of trust, as amended, provides that no shareholder of ours will be personally liable for any obligation of ours solely as a result of his status as a shareholder.  Our Second Amended and Restated Declaration of Trust, as thereby amended from time to time (as amended, the “Declaration of Trust”) further provides that we shall indemnify each shareholder or former shareholder against any claim or liability to which the shareholder may become subject by reason of his being or having been a shareholder or a former shareholder and that we shall reimburse each shareholder for all legal and other expenses reasonably incurred by him in connection with any such claim or liability.  In addition, it is our policy to include a clause in our contracts which provides that shareholders assume no personal liability for obligations entered into on our behalf.  However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory and other liabilities, a shareholder may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by us.  Inasmuch as we carry public liability insurance which we consider adequate, any risk of personal liability to shareholders is limited to situations in which our assets plus our insurance coverage would be insufficient to satisfy the claims against us and our shareholders.

The following description of our common shares and preferred shares, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common shares and preferred shares that we may offer under this prospectus.  For the complete terms of our common shares and preferred shares, please refer to the Declaration of Trust, as amended by the articles supplementary for each series of preferred shares that are incorporated by reference into the registration statement which includes this prospectus.  Maryland law will also affect the terms of these securities and the rights of holders thereof.  While the terms we have summarized below will apply generally to any future common shares or preferred shares that we may offer, we will describe the particular terms of any series of these securities in more detail in the applicable prospectus supplement.  If we indicate in any applicable prospectus supplement, the terms of any common shares or preferred shares we offer may differ from the terms we describe below.

Our authorized shares consist of an aggregate 250,000,000 shares of beneficial interest, consisting of common shares and such other types or classes of shares of beneficial interest as our Board of Trustees has created and may create and authorize from time to time and designate as representing our shares of beneficial interest.  We are authorized to issue preferred shares in one or more series, with such terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted by Maryland law and our Board of Trustees may determine by resolution.

As of May 9, 2013, we had issued and outstanding 144,499,121 common shares, 4,700,000 Series G Preferred Shares, 4,000,000 Series H Preferred Shares and 3,800,000 Series I Preferred Shares.

DESCRIPTION OF PREFERRED SHARES

The following description of the preferred shares, which may be offered pursuant to a prospectus supplement, sets forth certain general terms and provisions of the preferred shares to which any prospectus supplement may relate.  The particular terms of the preferred shares being offered and the extent to which such general provisions may or may not apply will be described in a prospectus supplement relating to such preferred shares.  The statements below describing the preferred shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our Declaration of Trust, as amended (including any articles supplementary setting forth the terms of the preferred shares), and our amended and restated bylaws (our “Amended and Restated Bylaws”), as in effect.

Under our Declaration of Trust, we previously classified (i) 2,800,000 preferred shares as Series F Preferred Shares, none of which were outstanding as of May 9, 2013, (ii) 10,400,000 preferred shares as Series G Preferred Shares, 4,700,000 of which were outstanding as of May 9, 2013, (iii) 4,000,000 preferred shares as Series H Preferred Shares, 4,000,000 of which were outstanding as of May 9, 2013, and (iv) 4,000,000 preferred shares as Series I Preferred Shares, 3,800,000 of which were outstanding as of May 9, 2013.

General

Subject to limitations prescribed by Maryland law and our Declaration of Trust, as amended, our Board of Trustees is authorized to fix the number of shares constituting each series of preferred shares and the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption as may be fixed by resolution of our Board of Trustees or a duly authorized committee thereof.  The preferred shares will, when issued, be fully paid and nonassessable and will have no preemptive rights.

The register and transfer agent for any preferred shares will be set forth in the applicable prospectus supplement.

Reference is made to the prospectus supplement relating to the preferred shares offered thereby for specific terms, including:

•	the title and stated value of such preferred shares;

•	the number of such preferred shares being offered, the liquidation preference per share and the offering price of such preferred shares;

•	the distribution rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such preferred shares;

•	the date from which distributions on such preferred shares shall accumulate, if applicable;

•	the procedures for any auction and remarketing, if any, for such preferred shares;

•	the provision for a sinking fund, if any, for such preferred shares;

•	the provisions for redemption, if applicable, of such preferred shares;

•	any listing of such preferred shares on any securities exchange;

•	the terms and conditions, if applicable, upon which such preferred shares will be convertible into common shares, including the conversion price (or manner of calculation thereof);

•	whether interests in such preferred shares will be represented by our depositary shares;

•	a discussion of United States federal income tax considerations applicable to such preferred shares;

•
the relative ranking and preferences of such preferred shares as to distribution rights (including whether any liquidation preference as to the preferred shares will be treated as a liability for purposes of determining the availability of assets of ours for distributions to holders of common or preferred shares remaining junior to the preferred shares as to distribution rights) and rights upon liquidation, dissolution or winding up of our affairs;

•
any limitations on issuance of any series of preferred shares ranking senior to or on a parity with such series of preferred shares as to distribution rights and rights upon liquidation, dissolution or winding up of our affairs;

•	any limitations on direct or beneficial ownership and restrictions on transfer of such preferred shares, in each case as may be appropriate to preserve our status as a REIT; and

•	any other specific terms, preferences, rights, limitations or restrictions of such preferred shares.

The above is not intended to be an exclusive list of the terms that may be applicable to any preferred shares and we are not limited in any respect in our ability to issue preferred shares with terms different from or in addition to those described above or elsewhere in this prospectus, provided that the terms are not inconsistent with the applicable indenture.  Any applicable prospectus supplement will also describe any special provisions for the payment of additional amounts with respect to the preferred shares.  United States federal income tax consequences and special considerations, if any, applicable to any such series of preferred shares will be described in the applicable prospectus supplement.

Ranking

Unless otherwise specified in the applicable prospectus supplement, the preferred shares will, with respect to distribution rights and/or rights upon liquidation, dissolution or winding up, rank (i) senior to all classes or series of common shares, and to all equity securities ranking junior to such preferred shares with respect to our distribution rights and/or rights upon liquidation, dissolution or winding up of, as the case may be; (ii) on a parity with all equity securities issued by us the terms of which specifically provide that such equity securities rank on a parity with the preferred shares with respect to distribution rights and/or rights upon liquidation, dissolution or winding up, as the case may be; and (iii) junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to the preferred shares with respect to distribution rights and/or rights upon liquidation, dissolution or winding up, as the case may be.  As used in the Declaration of Trust, as amended, for these purposes, the term “equity securities” does not include convertible debt securities.  The preferred shares may rank on a parity with or junior to the Series G Preferred Shares, the Series H Preferred Shares and the Series I Preferred Shares unless the holders of the Series G Preferred Shares, the Series H Preferred Shares and the Series I Preferred Shares agree otherwise.

Distributions

Unless otherwise specified in the applicable prospectus supplement, holders of preferred shares shall be entitled to receive, when, as and if authorized by our Board of Trustees, out of assets of ours legally available for payment, cash distributions at such rates (or method of calculation thereof) and on such dates as will be set forth in the applicable prospectus supplement.  Each such distribution shall be payable to holders of record as they appear on our stock transfer books on such record dates as shall be fixed by our Board of Trustees.

Distributions on any series of the preferred shares may be cumulative or non-cumulative, as provided in the applicable prospectus supplement.  Distributions, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement.  If our Board of Trustees fails to authorize a distribution payable on a distribution payment date on any series of the preferred shares for which distributions are noncumulative, then the holders of such series of the preferred shares will have no right to receive a distribution in respect of the distribution period ending on such distribution payment date, and we will have no obligation to pay the distribution accrued for such period, whether or not distributions on such series are authorized for payment on any future distribution payment date.

If any preferred shares of any series are outstanding, no full distributions shall be authorized or paid or set apart for payment on the preferred shares of ours of any other series ranking, as to distributions, on a parity with or junior to the preferred shares of such series for any period unless (i) if such series of preferred shares has a cumulative distribution, full cumulative distributions have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for such payment on the preferred shares of such series for all past distribution periods and the then current distribution period or (ii) if such series of preferred shares does not have a cumulative distribution, full distributions for the then current distribution period have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for such payment on the preferred shares of such series.  When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the preferred shares of any series and the shares of any other series of preferred shares ranking on a parity as to distributions with the preferred shares of such series, all distributions authorized upon the preferred shares of such series and any other series of preferred shares ranking on a parity as to distributions with such preferred shares shall be authorized pro rata so that the amount of distributions authorized per share on the preferred shares of such series and such other series of preferred shares shall in all cases bear to each other the same ratio that accrued and unpaid distributions per share on the preferred shares of such series (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such preferred shares do not have a cumulative distribution) and such other series of preferred shares bear to each other.  No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on preferred shares of such series which may be in arrears.

Except as provided in the immediately preceding paragraph, unless (i) if such series of preferred shares has a cumulative distribution, full cumulative distributions on the preferred shares of such series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period and (ii) if such series of preferred shares does not have a cumulative distribution, full distributions on the preferred shares of such series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for the then current distribution period, no distributions (other than in common shares or other shares of beneficial interest ranking junior to the preferred shares of such series as to distributions and upon liquidation, dissolution or winding up of our affairs) shall be authorized or paid or set aside for payment or other distribution upon the common shares or any other shares of beneficial interest of us ranking junior to or on a parity with the preferred shares of such series as to distributions or upon liquidation, dissolution or winding up of our affairs, nor shall any common shares or any other shares of beneficial interest ranking junior to or on a parity with the preferred shares of such series as to distributions or upon liquidation, dissolution or winding up of our affairs be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of beneficial interest) by us (except by conversion into or exchange for other shares of beneficial interest ranking junior to the preferred shares of such series as to distributions and upon liquidation, dissolution or winding up of our affairs).

Any distribution payment made on a series of preferred shares shall first be credited against the earliest accrued but unpaid distribution due with respect to shares of such series which remains payable.

Redemption

If so provided in the applicable prospectus supplement, the preferred shares of any series will be subject to mandatory redemption or redemption at the option of us, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

The prospectus supplement relating to a series of preferred shares that is subject to mandatory redemption will specify the number of such preferred shares that shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid distributions thereon (which shall not, if such preferred shares does not have a cumulative distribution, include any accumulation in respect of unpaid distributions for prior distribution periods) to the date of redemption.  The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement.  If the redemption price for preferred shares of any series is payable only from the net proceeds of the issuance of shares of beneficial interest, the terms of such preferred shares may provide that, if no such shares of beneficial interest shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such preferred shares shall automatically and mandatorily be converted into shares of the applicable shares of beneficial interest pursuant to conversion provisions specified in the applicable prospectus supplement.

Notwithstanding the foregoing, unless (i) if such series of preferred shares has a cumulative distribution, full cumulative distributions on all shares of such series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period and (ii) if such series of preferred shares does not have a cumulative distribution, full distributions on all shares of such series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for the then current distribution period, no shares of such series of preferred shares shall be redeemed unless all outstanding preferred shares of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of preferred shares of such series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred shares of such series, and, unless (a) if such series of preferred shares has a cumulative distribution, full cumulative distributions on all outstanding shares of such series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period and (b) if such series of preferred shares does not have a cumulative distribution, full distributions on all shares of such series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for the then current distribution period, we shall not purchase or otherwise acquire directly or indirectly any preferred shares of such series (except by conversion into or exchange for shares of beneficial interest ranking junior to the preferred shares of such series as to distributions and upon liquidation).

If fewer than all of the outstanding preferred shares of any series are to be redeemed, the number of shares to be redeemed will be determined by us and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by us.

Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred shares of any series to be redeemed at the address shown on our stock transfer books.  Each notice shall state: (i) the redemption date, (ii) the number of shares and series of the preferred shares to be redeemed, (iii) the redemption price, (iv) the place or places where certificates for such preferred shares are to be surrendered for payment of the redemption price, (v) that distributions on the shares to be redeemed will cease to accrue on such redemption date, and (vi) the date upon which the holder’s conversion rights, if any, as to such shares shall terminate.  If fewer than all the preferred shares of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of preferred shares to be redeemed from each such holder.  If notice of redemption of any preferred shares has been properly given and if the funds necessary for such redemption have been irrevocably set aside by us in trust for the benefit of the holders of any preferred shares so called for redemption, then from and after the redemption date distributions will cease to accrue on such preferred shares, such preferred shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.  Any moneys so deposited which remain unclaimed by the holders of such preferred shares at the end of two years after the redemption date will be returned by the applicable bank or trust company to us.

Liquidation Preference

Unless otherwise provided in the applicable prospectus supplement, upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common shares or any other class or series of shares of beneficial interest ranking junior to any series of preferred shares in the distribution of assets upon our liquidation, dissolution or winding up, the holders of such series of preferred shares shall be entitled to receive, after payment or provision for payment of our debts and other liabilities, out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement), plus an amount equal to all distributions accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such preferred shares do not have a cumulative distribution).  After payment of the full amount of the liquidating distributions to which they are entitled, the holders of such series of preferred shares will have no right or claim to any of the remaining assets of ours.  In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our legally available assets are insufficient to pay the amount of the liquidating distributions on all such outstanding preferred shares and the corresponding amounts payable on all of our shares of other classes or series of shares of beneficial interest of ranking on a parity with such series of preferred shares in the distribution of assets upon liquidation, dissolution or winding up, then the holders of such series of preferred shares and all other such classes or series of shares of beneficial interest shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If the liquidating distributions shall have been made in full to all holders of a series of preferred shares, the remaining assets of ours shall be distributed among the holders of any other classes or series of shares of beneficial interest ranking junior to such series of preferred shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares.  For purposes of this section, a distribution of assets in any dissolution, winding up or liquidation will not include (i) any consolidation or merger of us with or into any other corporation, (ii) our dissolution, liquidation, winding up, or reorganization immediately followed by organization of another entity to which such assets are distributed or (iii) a sale or other disposition of all or substantially all of our assets to another entity; provided that, in each case, effective provision is made in the charter of the resulting and surviving entity or otherwise for the recognition, preservation and protection of the rights of the holders of preferred shares.

Voting Rights

Holders of any series of preferred shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable prospectus supplement.

Unless provided otherwise for any series of preferred shares, so long as any preferred shares remain outstanding, we will not, without the affirmative vote or consent of the holders of a majority of the shares of each series of preferred shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of shares of beneficial interest ranking prior to such series of preferred shares with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized shares of beneficial interest into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Declaration of Trust, as amended, including the applicable articles supplementary for such series of preferred shares, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such series of preferred shares or the holders thereof; provided, however, that any increase in the amount of the authorized preferred shares or the creation or issuance of any other series of preferred shares, or any increase in the amount of authorized shares of such series or any other series of preferred shares, in each case ranking on a parity with or junior to the preferred shares of such series with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be affected, all outstanding shares of such series of preferred shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

Whenever distributions on any preferred shares shall be in arrears for six or more consecutive quarterly periods, the holders of such preferred shares (voting together as a class with all other series of preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional trustees of ours until, (i) if such series of preferred shares has a cumulative distribution, all distributions accumulated on such preferred shares for the past distribution periods and the then current distribution period shall have been fully paid or authorized and a sum sufficient for the payment thereof set aside for payment or (ii) if such series of preferred shares does not have a cumulative distribution, four consecutive quarterly distributions shall have been fully paid or authorized and a sum sufficient for the payment thereof set aside for payment.  In such case, our entire Board of Trustees will be increased by the number of seats necessary to accommodate the election of the two additional trustees.

Conversion Rights

The terms and conditions, if any, upon which any series of preferred shares are convertible into common shares will be set forth in the applicable prospectus supplement relating thereto.  Such terms will include the number of common shares into which the preferred shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred shares or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such preferred shares.

Restrictions on Transfer

For us to qualify as a REIT under the Code, not more than 50% in value of its outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code) during the last half of a taxable year, and the shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year).  Therefore, the Declaration of Trust, as amended, imposes certain restrictions on the ownership and transferability of preferred shares.  For a general description of such restrictions, see “Description of Common Shares -- Restrictions on Ownership and Transfer.” All certificates evidencing preferred shares will bear a legend referring to these restrictions.

DESCRIPTION OF DEPOSITARY SHARES

General

We may issue depositary shares, each of which will represent a fractional interest of a share of a particular class or series of our preferred shares, as specified in the applicable prospectus supplement.  Preferred shares of a class or series represented by depositary shares will be deposited under a separate deposit agreement among us, the depositary named therein and the holders from time to time of the depositary receipts issued by the depositary which will evidence the depositary shares.  Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular class or series of preferred shares represented by the depositary shares evidenced by that depositary receipt, to all the rights and preferences of the class or series of preferred shares represented by those depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement.  Immediately following the issuance and delivery of a class or series of preferred shares by us to the depositary, we will cause the depositary to issue, on our behalf, the depositary receipts.  Copies of the applicable form of deposit agreement and depositary receipt may be obtained from us upon request, and the statements made hereunder relating to the deposit agreement and the depositary receipts to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable deposit agreement and related depositary receipts.

Distributions

The depositary will distribute all cash distributions received in respect of a class or series of preferred shares to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of those depositary receipts owned by those holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary, unless the depositary determines that it is not feasible to make that distribution, in which case the depositary may, with our approval, sell that property and distribute the net proceeds from that sale to those holders.

Withdrawal of Preferred shares

Upon surrender of the depositary receipts at the corporate trust office of the depositary (unless the related depositary shares have previously been called for redemption), the holders thereof will be entitled to delivery at that office, to or upon that holder’s order, of the number of whole or fractional preferred shares of the class or series and any money or other property represented by the depositary shares evidenced by those depositary receipts.  Holders of depositary receipts will be entitled to receive whole or fractional preferred shares of the related class or series on the basis of the proportion of preferred shares represented by each depositary share as specified in the applicable prospectus supplement, but holders of those preferred shares will not thereafter be entitled to receive depositary shares therefor.  If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of shares of preferred shares to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Redemption

Whenever we redeem preferred shares of a class or series held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of the class or series of preferred shares so redeemed, provided we shall have paid in full to the depositary the redemption price of the preferred shares to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption.  The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to that class or series of preferred shares.  If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by us.

From and after the date fixed for redemption, all distributions in respect of the preferred shares of a class or series so called for redemption will cease to accrue, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon their redemption and any money or other property to which the holders of those depositary receipts were entitled upon their redemption and surrender thereof to the depositary.

Voting Rights

Upon receipt of notice of any meeting at which the holders of a class or series of preferred shares deposited with the depositary are entitled to vote, the depositary will mail the information contained in that notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent that class or series of preferred shares.  Each record holder of depositary receipts evidencing depositary shares on the record date (which will be the same date as the record date for that class or series of preferred shares) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred shares represented by that holder’s depositary shares.  The depositary will vote the amount of that class or series of preferred shares represented by those depositary shares in accordance with those instructions, and we will agree to take all reasonable action which may be deemed necessary by the depositary in order to enable the depositary to do so.  The depositary will abstain from voting the amount of that class or series of preferred shares represented by those depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing those depositary shares.  The depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any vote made, as long as that action or non-action is in good faith and does not result from negligence or willful misconduct of the depositary.

Liquidation Preference

In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred shares represented by the depositary shares evidenced by that depositary receipt, as set forth in the applicable prospectus supplement.

Conversion Rights

The depositary shares, as such, are not generally convertible into our common shares or any of our other securities or property, except in connection with certain conversions in connection with the preservation of our status as a REIT.  Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by holders thereof to the depositary with written instructions to the depositary to instruct us to cause conversion of a class or series of preferred shares represented by the depositary shares evidenced by those depositary receipts into whole shares of our common shares, other shares of a class or series of preferred shares or other shares of stock, and we have agreed that upon receipt of those instructions and any amounts payable in respect thereof, we will cause the conversion thereof utilizing the same procedures as those provided for delivery of preferred shares to effect that conversion.  If the depositary shares evidenced by a depositary receipt are to be converted in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted.  No fractional common shares will be issued upon conversion, and if that conversion would result in a fractional share being issued, an amount will be paid in cash by us equal to the value of the fractional interest based upon the closing price of the common shares on the last business day prior to the conversion.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares which represent the preferred shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary.  However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related class or series of preferred shares will not be effective unless that amendment has been approved by the existing holders of at least two-thirds of the depositary shares evidenced by the depositary receipts then outstanding.  No amendment shall impair the right, subject to certain exceptions in the deposit agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related class or series of preferred shares and all money and other property, if any, represented thereby, except in order to comply with law.  Every holder of an outstanding depositary receipt at the time any of those types of amendments becomes effective shall be deemed, by continuing to hold that depositary receipt, to consent and agree to that amendment and to be bound by the deposit agreement as amended thereby.

We may terminate the deposit agreement upon not less than 30 days’ prior written notice to the depositary if (i) such termination is necessary to preserve our status as a REIT, or (ii) a majority of each class or series of preferred shares subject to that deposit agreement consents to that termination, whereupon the depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by that holder, that number of whole or fractional shares of each class or series of preferred shares as are represented by the depositary shares evidenced by those depositary receipts together with any other property held by the depositary with respect to those depositary receipts.

If the deposit agreement is terminated to preserve our status as a REIT, then we will use our best efforts to list each class or series of preferred shares issued upon surrender of the related depositary shares on a national securities exchange.  In addition, the deposit agreement will automatically terminate if (i) all outstanding depositary shares issued thereunder shall have been redeemed, (ii) there shall have been a final distribution in respect of each class or series of preferred shares subject to that deposit agreement in connection with our liquidation, dissolution or winding up and that distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing that class or series of preferred shares, or (iii) each preferred share subject to that deposit agreement shall have been converted into our stock not so represented by depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement.  In addition, we will pay the fees and expenses of the depositary in connection with the performance of its duties under the deposit agreement.  However, holders of depositary receipts will pay the fees and expenses of the depositary for any duties requested by those holders to be performed which are outside of those expressly provided for in the deposit agreement.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering notice to us of its election to do so, and we may at any time remove the depositary, that resignation or removal to take effect upon the appointment of a successor depositary.

Miscellaneous

The depositary will forward to holders of depositary receipts any reports and communications from us which are received by it with respect to the related preferred shares.

Neither we nor the depositary will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the deposit agreement.  Our obligations and those of the depositary under the deposit agreement will be limited to performing our respective duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of a class or series of preferred shares represented by the depositary shares), gross negligence or willful misconduct, and neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or preferred shares of a class or series represented thereby unless satisfactory indemnity is furnished.  We and the depositary may rely on written advice of counsel or accountants, or information provided by persons presenting preferred shares of a class or series represented thereby for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give that information, and on documents believed in good faith to be genuine and signed by a proper party.

In the event the depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on those claims, requests or instructions received from us.

DESCRIPTION OF COMMON SHARES

The following description of the common shares sets forth certain general terms and provisions of the common shares to which any prospectus supplement may relate, including a prospectus supplement providing that common shares will be issuable upon conversion of preferred shares or upon the exercise of warrants or rights.  The statements below describing the common shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our Declaration of Trust, as amended, and our Amended and Restated Bylaws.

Common Shares

All common shares offered by any applicable prospectus supplement will be duly authorized, fully paid and nonassessable.  Holders of our common shares are entitled to receive dividends when authorized by our Board of Trustees out of assets legally available for the payment of dividends.  They are also entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, after payment of an adequate provision for all of our known debts and liabilities.  These rights are subject to the preferential rights of any other class or series of our shares and to the provisions of our Declaration of Trust regarding restrictions on transfer of our shares, including Series G Preferred Shares, Series H Preferred Shares and Series I Preferred Shares.  For more information, see “Description of Preferred Shares” in this prospectus.

Each outstanding common share entitles the holder to one vote on a non-cumulative basis on all matters submitted to a vote of shareholders, including the election of trustees.  There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election, and the holders of the remaining shares will not be able to elect any trustees.  Except as provided with respect to any other class or series of shares, the holders of our common shares will possess the exclusive voting power.

Holders of our common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities.  All common shares will have equal dividend, liquidation and other rights.

Power to Reclassify Our Shares

Our Declaration of Trust authorizes our Board of Trustees to classify and reclassify any of our unissued common shares and preferred shares into other classes or series of shares.  Prior to issuance of shares of each class or series, our Board is required by Maryland law and by our Declaration of Trust to set, subject to the restrictions on transfer of shares contained in our Declaration of Trust, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series.  Thus, our Board of Trustees could authorize the issuance of preferred shares with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common shares or otherwise be in their best interest.

Power to Issue Additional Common Shares and Preferred Shares

We believe that the power to issue additional common shares or preferred shares and to classify or reclassify unissued common or preferred shares and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise.  These actions can be taken without shareholder approval, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

The description of the limitations on the liability of shareholders of ours set forth under “Description of Preferred Shares—Other Preferred Shares” is applicable to holders of common shares.

The Registrar and Transfer Agent for our common shares is Computershare Investor Services, LLC.

Restrictions on Ownership and Transfer

For us to continue to qualify as a REIT under the Code, (i) not more than 50% of the value of our outstanding common shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year and (ii) the common shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year in addition to satisfying certain other requirements.

The Declaration of Trust, subject to certain exceptions, provides that no holder (other than any person approved by our Board of Trustees, at their option and in their discretion (each an “Excepted Holder”)) shall own, or be deemed to own by virtue of the attribution provisions of the Code, more than the 9.8% (in value or number of shares, whichever is more restrictive) of our common shares outstanding at the time of determination. The Declaration of Trust further prohibits any person from owning, or being deemed to own by virtue of the attribution provisions of the Code, in excess of 9.8% (in value or number of shares, whichever is more restrictive) of the aggregate outstanding amount of any of our other shares of beneficial interest other than our common shares. The Declaration of Trust also prohibits (i) any person from beneficially or constructively owning shares that would result in us being “closely held” under Section 856(h) of the Code, or any successor section, or otherwise cause us to fail to qualify as a REIT and (ii) any person from transferring shares if such transfer would result in shares being owned by fewer than 100 persons. The foregoing restrictions on transferability and ownership will not apply if the Board of Trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Our Board of Trustees, in its sole discretion, may exempt a proposed transferee from the forgoing restrictions and designate such person as an Excepted Holder.  However, the Board of Trustees may not grant such an exemption to any person or entity if such exemption would result in the Company being “closely held” within the meaning of Section 856(h) of the Code, or any successor section, or otherwise would result in our failing to qualify as a REIT. Also, in order to be considered by the Board of Trustees as an Excepted Holder, a person must not own, directly or indirectly, an interest in a tenant of ours (or a tenant of any entity owned or controlled by us) that would cause us to own, directly or indirectly, more than a 9.8% interest (as set forth in Code Section 856(d)(2)(B) or any successor section) in such a tenant. The person seeking an exemption must represent to the satisfaction of the Board of Trustees that it will not violate the two foregoing restrictions. The person also must agree that any violation or attempted violation of any of the foregoing restrictions will result in the automatic transfer of the shares causing such violation to the charitable trust described below.

The foregoing restrictions on transferability and ownership will not apply if our Board of Trustees determines that it is no longer in the best interests of us to attempt to qualify, or to continue to qualify, as a REIT.  In addition to preserving our status as a REIT, the ownership limits may delay, defer or prevent a change of control of us that might involve a premium price of our common shares or otherwise be in the best interest of the shareholders.  Any change in the ownership limits would require an amendment to our Declaration of Trust, as amended.

Any transfer of shares (whether or not such transfer is the result of a transaction entered into through the facilities of a national securities exchange or automated inter-dealer quotation system, that, if effective, would result in shares being owned by less than 100 persons, shall be void ab initio, and the intended transferee shall acquire no rights in such shares. In addition, if any transfer of shares occurs which, if effective, would result in any person beneficially or constructively owning shares in excess or in violation of the other transfer or ownership limitations described above (a “Prohibited Owner”), then that number of shares the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded up to the nearest whole share) will be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries designated by GRT (the “Charitable Beneficiary”), and the Prohibited Owner will not acquire any rights in such shares. Such automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the prohibited transfer or at such other time determined by the Board of Trustees. Shares held in the charitable trust will be issued and outstanding shares. The Prohibited Owner will not benefit economically from ownership of any shares held in the charitable trust, will have no rights to dividends and will not possess any rights to vote or other rights or claims attributable to the shares held in the charitable trust. The trustee of the charitable trust (the “Charitable Trustee”) will have all voting rights and rights to dividends or other distributions with respect to shares held in the charitable trust, which rights will be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to our discovery that shares have been transferred to the Charitable Trustee or prior to the time the shares are transferred to the Charitable Trustee will be paid by the recipient of such dividend or other distribution to the Charitable Trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the Charitable Trustee. Any dividend or other distribution so paid to the Charitable Trustee will be held in trust for the Charitable Beneficiary. Subject to applicable law, effective as of the date that such shares have been transferred to the charitable trust, the Charitable Trustee will have the authority (at the Charitable Trustee’s sole and absolute discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to our discovery that such shares have been transferred to the charitable trust and (ii) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary. However, if we have already taken irreversible trust action on the basis of, because of, or in reliance on such vote, then the Charitable Trustee will not have the authority to rescind and recast such vote.

Within 20 calendar days of receiving notice from us that shares have been transferred to the charitable trust, the Charitable Trustee must sell the shares held in the charitable trust to a person, designated by the Charitable Trustee, whose ownership of the shares will not violate the ownership limitations set forth above. Upon such sale, the interest of the Charitable Beneficiary in the shares sold will terminate and the Charitable Trustee must distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as follows. The Prohibited Owner shall receive the lesser of (i) the net price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (e.g., a gift, devise or other such transaction), the last reported sales price on the principal exchange or consolidated transaction reporting system with respect to such shares of the relevant class or series on the trading day immediately preceding the relevant date (or if the shares of the relevant class or series are not then traded on an exchange, the last reported sales price of shares of the relevant class or series on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the shares of the relevant class or series may be traded, or if the shares of the relevant class or series are not then traded over any exchange or quotation system, then the market price of the shares of the relevant class or series on the relevant date as determined in good faith by the Board of Trustees or a duly authorized committee thereof) (the “Market Price”), less the costs, expenses and compensation of the Charitable Trustee and GRT as provided in Section 7.11 of the Declaration of Trust (collectively, the “Expenses”) and (ii) net sales proceeds received by the Charitable Trustee from the sale or other disposition of the shares held in the charitable trust. Any net sale proceeds in excess of the amount payable to the Prohibited Owner shall be paid to the Charitable Beneficiary less the Expenses. If, prior to our discovery a Prohibited Owner sells shares that have been transferred to a charitable trust, then (i) such shares will be deemed to have been sold on behalf of the charitable trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to the aforementioned requirement, such excess will be paid to the Charitable Trustee upon demand.

Shares held in the charitable trust will be deemed to have been offered for sale to us, or our designee, at a time pursuant to the terms of the Declaration of Trust and at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer of the shares to the charitable trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date that we, or our designee, accepts such offer, in each case of the aforementioned (i) and (ii) less the Expenses. We will have the right to accept such offer until the Charitable Trustee has sold the shares held in the charitable trust. Upon such a sale to us, the interest of the Charitable Beneficiary, if any, in the shares sold will terminate and the Charitable Trustee will distribute the net proceeds of the sale to the Prohibited Owner and Charitable Beneficiary as described above.

All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% in number or value of the outstanding shares or preferred shares shall within 30 days after the end of each taxable year and also within three business days after requested by the Company, give written notice stating the name and address of such owner, the number of shares which the owner beneficially owns, and a description of the manner in which such shares are held; provided a holder who holds shares as a nominee for another person, which other person is required to include in its gross income the distribution received on such shares (the “Actual Owner”), shall give written notice to the Company stating the name and address of such Actual Owner and the number of shares of such Actual Owner with respect to which the holder is nominee. Each such Actual Owner must provide to the Company such additional information as is requested in order to determine the effect, if any, of such beneficial ownership on GRT’s status as a REIT, to ensure compliance with the ownership limits and to determine compliance with other applicable laws or requirements.  In addition, any such holder will, upon demand, be required to provide GRT with such information as requested in ordered to determine GRT’s status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

All certificates evidencing common shares and preferred shares will bear a legend referring to the restrictions described above.

CERTAIN PROVISIONS OF MARYLAND LAW AND
OF OUR DECLARATION OF TRUST AND AMENDED AND RESTATED BYLAWS

The following description of certain provisions of Maryland law and of our Declaration of Trust and Amended and Restated Bylaws is only a summary.  For a complete description, we refer you to Maryland law, our Declaration of Trust and our Amended and Restated Bylaws.  See “Where You Can Find More Information.”

Classification of the Board of Trustees

Our Declaration of Trust provides that the number of our trustees may be established by the Board of Trustees but may not be fewer than two nor more than 15.  Any vacancy may be filled, at any annual or regular meeting, or at any special meeting called for that purpose, by a majority of the incumbent trustees.

Pursuant to our Declaration of Trust, our Board of Trustees is divided into three classes of trustees.  At each annual meeting of shareholders, the successors to the class of trustees whose term expires at such meeting are elected to hold office for three-year terms.  We believe that classification of our Board of Trustees will help to assure the continuity and stability of our business strategies and policies as determined by our Board of Trustees.  Holders of common shares will have no right to cumulative voting in the election of trustees.  Consequently, at each annual meeting of shareholders, the holders of a majority of the common shares will be able to elect all of the successors of the class of trustees whose terms expire at that meeting.

The classified board provision could have the effect of making the replacement of incumbent trustees more time-consuming and difficult.  At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the Board of Trustees.  Thus, the classified board provision could increase the likelihood that incumbent trustees will retain their positions.  The staggered terms of trustees may delay, defer or prevent a tender offer or an attempt to change control of us, even though the tender offer or change in control might be in the best interest of our shareholders.

Removal of Trustees

Our Declaration of Trust provides that a trustee may be removed with or without cause by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of trustees.  This provision, when coupled with the provision in our Amended and Restated Bylaws authorizing our Board of Trustees to fill vacant trusteeships, precludes shareholders from removing incumbent trustees except by a substantial affirmative vote and filling the vacancies created by the removal with their own nominees.

Business Combinations

Under Maryland law, “business combinations” between a Maryland real estate investment trust and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder.  These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities.  An interested shareholder is defined as:

•	any person who beneficially owns ten percent or more of the voting power of the trust’s shares; or

•
an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting shares of the trust.

A person is not an interested shareholder under the statute if the Board of Trustees approved in advance the transaction by which such person or entity otherwise would have become an interested shareholder.  However, in approving a transaction, the Board of Trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the Board of Trustees.

After the five-year prohibition, any business combination between the Maryland trust and an interested shareholder generally must be recommended by the Board of Trustees of the trust and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding voting shares of the trust; and

•
two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

These super-majority vote requirements do not apply if the trust’s common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of trustees before the time that the interested shareholder becomes an interested shareholder.  Pursuant to the statute, our Board of Trustees has exempted any business combination involving any entity owned or controlled, directly or indirectly, by (i) our executive officers and trustees, or any of them, or (ii) any other person acting in concert with, or any “group” (as defined in Section 13 of the Exchange Act of 1934, as amended, and the rules thereunder) with any of our executive officers or trustees.  Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any of them.  As a result, such parties may be able to enter into business combinations with us that may not be in the best interest of our shareholders, without compliance with the super-majority vote requirements and the other provisions of the statute.

The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

Maryland law provides that control shares of a Maryland real estate investment trust acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter.  Shares owned by the acquiror, by officers or by trustees who are employees of the trust are excluded from shares entitled to vote on the matter.  Control shares are voting shares which, if aggregated with all other shares owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval.  A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares.  The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting.  If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the trust may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved.  The right of the trust to redeem control shares is subject to certain conditions and limitations.  Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of the shares are considered and not approved.  If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights.  The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction or (ii) to acquisitions approved or exempted by the declaration of trust or bylaws of the trust.

Our Amended and Restated Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares.  There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Extraordinary Transactions; Amendment to the Declaration of Trust

Under Maryland law, a Maryland real estate investment trust generally cannot amend its declaration of trust or merge with another entity, unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter.  However, a Maryland real estate investment trust may provide in its declaration of trust for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter.  Our Declaration of Trust provides for a lesser percentage for amendments to our Declaration of Trust, which, except for amendments to specific provisions enumerated in our Declaration of Trust, may be amended by the affirmative vote of holders of not less than a majority of shares entitled to vote thereon.  Under Maryland law, the declaration of trust of a Maryland real estate investment trust may permit the trustees, by a two-thirds vote, to amend the declaration of trust from time to time to qualify as a REIT under the Code or the Maryland REIT Law, without the affirmative vote or written consent of the shareholders.  Our Declaration of Trust permits such action by our Board of Trustees.

Subject to the provisions of any class or series of our shares outstanding, we may merge or consolidate with another entity or sell or transfer all or substantially all of our property, if approved by the Board of Trustees and by the affirmative vote of shareholders holding (i) not less than two-thirds of the shares entitled to be cast on the matter, if we are not the surviving entity in any merger or consolidation or in the event of a sale of property or (ii) not less than a majority of the shares entitled to be cast on the matter, in all other cases.

Termination of the Trust

Subject to the provisions of any class or series of our shares outstanding, our Company may be terminated at any meeting of shareholders called for that purpose by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

Advance Notice of Trustee Nominations and New Business

Our Amended and Restated Bylaws provide that with respect to an annual meeting of shareholders, nominations of persons for election to the Board of Trustees and the proposal of business to be considered by shareholders may be made only pursuant to our notice of the meeting, or by the Board of Trustees or by a shareholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the Amended and Restated Bylaws.  With respect to special meetings of shareholders, only the business specified in our notice of the meeting may be brought before the meeting.  Nominations of persons for election to our Board of Trustees at a special meeting may be made only pursuant to our notice of the meeting, or by our Board of Trustees, or provided that our Board of Trustees has determined that trustees will be elected at the meeting, by a shareholder who is entitled to vote at the meeting and has complied with the advance notice provisions of the Amended and Restated Bylaws.

Anti-Takeover Effect of Certain Provisions of Maryland Law, the Declaration of Trust, and Amended and Restated Bylaws

The business combination provisions and, if the applicable provision in our Amended and Restated Bylaws is rescinded, the control share acquisition provisions of Maryland law, the provisions of our Declaration of Trust on classification of the Board of Trustees and removal of trustees, and the advance notice provisions of our Amended and Restated Bylaws could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for our shareholders or otherwise be in their best interest.

DESCRIPTION OF WARRANTS

We may, from time to time, issue warrants for the purchase of preferred shares or common shares.  Warrants may be issued independently or together with any offered securities and may be attached to or separate from such securities.  Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent.  The warrant agent will act solely as an agent of ours in connection with that series of warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.  The following sets forth certain general terms and provisions of the warrants offered hereby.  Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

•	the title of the warrants;

•	the aggregate number of warrants issued;

•	the price or prices at which such warrants will be issued;

•	the currencies in which the price of the warrants may be payable;

•	the designation, aggregate principal amount and terms of the securities purchasable upon exercise of the warrants;

•	the designation and terms of the offered securities with which the warrants are issued and the number of the warrants issued with each security;

•	the currency or currencies, including composite currencies, in which the principal of or any premium or interest on the securities purchasable upon exercise of the warrants will be payable;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•
the price at which and currency or currencies, including composite currencies, in which the securities purchasable upon exercise of the warrants may be purchased and any provisions relating to the adjustment of such price;

•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

•	the minimum or maximum amount of the warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of certain United States federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF RIGHTS

We may from time to time, issue rights to our shareholders for the purchase of common shares, preferred shares or other securities.  Each series of rights will be issued under a separate rights agreement to be entered into between, from time to time, and a bank or trust company, as rights agent, all as set forth in the prospectus supplement relating to the particular issue of rights.  The rights agent will act solely as an agent of ours in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.  The rights agreement and the rights certificates relating to each series of rights will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part at or prior to the time of the issuance of such series of rights.

The applicable prospectus supplement will describe the terms of the rights to be issued, including the following where applicable:

•	the date for determining the shareholders entitled to the rights distribution;

•	the aggregate number of common shares purchasable upon exercise of the rights and the exercise price and any adjustments to such exercise price;

•	the aggregate number of rights being issued;

•	the date, if any, on and after which the rights may be transferable separately;

•	the date on which the right to exercise the rights shall commence and the date on which the right shall expire;

•	any special United States federal income tax consequences; and

•	any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

DESCRIPTION OF PURCHASE CONTRACTS

We may, from time to time, issue purchase contracts, including contracts obligating holders to purchase from us and us to sell to the holders, a specified principal amount of debt securities or a specified number of common shares or preferred shares or any of the other securities that we may sell under this prospectus at a future date or dates.  The consideration payable upon settlement of the purchase contracts may be fixed at the time the purchase contracts are issued or may be determined by a specific reference to a formula set forth in the purchase contracts.  The purchase contracts may be issued separately or as part of units consisting of a purchase contract and other securities or obligations issued by us or third parties, including United States treasury securities, securing the holders’ obligations to purchase the relevant securities under the purchase contracts.  The purchase contracts may require us to make periodic payments to the holders of the purchase contracts or units or vice versa, and the payments may be unsecured or prefunded on some basis.  The purchase contracts may require holders to secure their obligations under the purchase contracts.

The prospectus supplement will describe the terms of any purchase contracts.  The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to the purchase contracts.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination.  Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit.  Thus, the holder of a unit will have the rights and obligations of a holder of each included security.  The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement will describe the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately; and any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and any material provisions of the governing unit agreement that differ from those described above.

UNITED STATES FEDERAL INCOME TAXATION OF THE COMPANY

The following is a general summary of the provisions of the Internal Revenue Code of 1986, as amended (the “Code”) governing the United States (“U.S.”) federal income tax treatment of a REIT and of certain U.S. federal income tax considerations relevant to the purchase, ownership and disposition of the offered securities.  This general summary is not intended to be, and is not tax advice to any potential purchaser.  The provisions summarized are highly technical and complex, and this summary is qualified in its entirety by the applicable Code provisions, current and temporary regulations promulgated thereunder (“Treasury Regulations”), and administrative and judicial interpretations thereof.  Moreover, this summary is directed to prospective purchasers who will hold the offered securities as capital assets and does not deal with all tax aspects that might be relevant to a particular prospective shareholder in light of his or her personal circumstances, nor does it deal with particular types of shareholders that are subject to special treatment under the Code, including, but not limited to, tax-exempt organizations, insurance companies, financial institutions, shareholders holding securities as part of a hedge or straddle, foreign taxpayers and broker-dealers.

The information in this section is based on the Code, the Treasury Regulations, current administrative interpretations, and practices of the Internal Revenue Service (the “IRS”) (including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), the legislative history of the Code, and court decisions, all as of the date hereof.  No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the current law or adversely affect existing interpretations of current law.  Any such change could apply retroactively to transactions preceding the date of the change.

EACH PROSPECTIVE PURCHASER OF THE OFFERED SECURITIES IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO HIS OR HER SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND SALE OF THE OFFERED SECURITIES AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

The following discussion addresses the material U.S. federal income tax considerations relevant to purchasers of the offered securities.  The supplemental prospectus under which any such securities are issued may include additional tax considerations.  EACH PROSPECTIVE PURCHASER OF THE OFFERED SECURITIES SHOULD CONSULT THE APPLICABLE PROSPECTUS SUPPLEMENT.

General

We elected to be taxed as a REIT subject to Sections 856 through 860 of the Code commencing with our taxable year ended December 31, 1994.  We believe that we have been organized and have operated in a manner that qualifies for taxation as a REIT under the Code.  We also believe that we will continue to operate in a manner that will preserve our status as a REIT.  We cannot assure you, however, that such requirements have been met or will be met in the future.  We intend to continue to operate in a manner that will enable us to qualify for taxation as a REIT, but we cannot assure you that we will operate in a manner so as to qualify or remain qualified.  Moreover, qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, distribution levels, diversity of share ownership, and the various other qualification tests imposed under the Code discussed below.  Accordingly, we cannot be sure that the actual results of our operation for any one taxable year will satisfy such requirements.  If we do qualify for tax treatment as a REIT, we will generally not be subject to U.S. federal corporate income taxes on net income that we distribute to shareholders.

We will be subject to U.S. federal income tax, however, as follows: First, we will be taxed at regular corporate income tax rates on our undistributed REIT taxable income, including undistributed net capital gains.  Second, under certain circumstances, we may be subject to the “alternative minimum tax” to the extent that this tax exceeds the regular tax.  Third, if we have net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business or other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income.  Fourth, any net income that we have from prohibited transactions (which are, in general, certain sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business other than dispositions of property that occur due to an involuntary conversion) will be subject to a 100% tax.  Fifth, if we should fail to satisfy either the 75% or 95% gross income tests (as discussed below), and have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on an amount equal to (i) the gross income attributable to the greater of (a) 75% of our gross income over the amount of gross income that is qualifying income for purposes of the 75% gross income test, and (b) 95% of our gross income over the amount of gross income that is qualifying income for purposes of the 95% gross income test, multiplied by (ii) a fraction intended to reflect the Company’s profitability.  Sixth, if we fail to satisfy any of the asset tests discussed below (other than a de minimis failure of the 5% or 10% asset tests) due to reasonable cause and not due to willful neglect, and we nonetheless maintained our qualification as a REIT because we qualified under certain relief provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets during the period in which we failed to satisfy such asset test.  Seventh, if we fail to distribute during each year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from preceding periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.  Eighth, if we acquire any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in certain transactions in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and we recognize gain on the disposition of such an asset during the applicable recognition period provided in Section 1374 of the Code (currently a 5-year period for the taxable year beginning in 2013) (the “Recognition Period”) beginning on the date on which such asset was acquired by us, then, to the extent of the excess, if any, of the fair market value over the adjusted basis of such asset as of the beginning of the Recognition Period such gain will be subject to tax at the highest regular corporate rate. However, for acquisitions of assets from a C corporation occurring on or after January 2, 2002, the C corporation may elect to be subject to immediate tax by recognizing gain as if it had sold the acquired assets to an unrelated third party at fair market value immediately before the transaction, in lieu of the REIT recognizing gain upon a later disposition of such assets within the 10-year recognition period.  Ninth, if we receive non-arm’s length income from a taxable REIT subsidiary (as defined below under “-- Qualified REIT Subsidiaries and Taxable REIT Subsidiaries”), or as a result of services provided by a taxable REIT subsidiary to our tenants, we will be subject to a 100% tax on such amounts.  Tenth, we may elect to retain and pay income tax on our net long-term capital gain.  Eleventh, certain of our subsidiaries are C corporations, the earnings of which will be subject to U.S. federal and state income tax.

Requirements for Qualification

A REIT is defined in the Code as a corporation, trust or association: (i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50% in value of the outstanding stock of which is owned during the last half of each taxable year, directly or indirectly, by or for five or fewer individuals (as defined in the Code to include certain entities) (the “Five or Fewer Requirement”); and (vii) which meets certain income and asset tests described below.  Conditions (i) to (iv), inclusive, must be met during the entire taxable year and condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.  For purposes of condition (vi), pension funds and certain other tax-exempt entities are treated as individuals. Condition (vi) is also subject to several “look-through” rules.

We satisfy the requirements set forth in (i) through (iv) above.  We believe we have satisfied the share ownership requirements set forth in (v) and (vi) above.  In addition, our Declaration of Trust provides restrictions regarding the transfer of shares which are intended to assist the Company in continuing to satisfy the share ownership requirements described in (v) and (vi) above.  Such transfer restrictions are described in “Description of Preferred Shares -- Other Preferred Shares -- Restrictions on Transfer” and “Description of Common Shares -- Restrictions on Ownership and Transfer.”  If we comply with regulatory rules pursuant to which we are required to send annual letters to certain of our shareholders requesting information regarding the actual ownership of our stock, but we do not know, or exercising reasonable diligence would not have known, whether we failed to meet the Five or Fewer Requirement, we will be treated as having met the requirement described in (vi) above.  If we were to fail to comply with these regulatory rules for any year, we would be subject to a $25,000 penalty.  If our failure to comply was due to intentional disregard of the requirements, the penalty is increased to $50,000.  However, if our failure to comply was due to reasonable cause and not willful neglect, no penalty would be imposed.

In general, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and the violation is due to reasonable cause and not willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year.  We satisfy this requirement.

Ownership of a Partnership Interest

In the case of a REIT that is a partner in a partnership or is a member of limited liability company that is taxed as a partnership (referred to herein collectively as a “partnership”), Treasury Regulations provide that the REIT is deemed to own its proportionate share of the assets of the partnership and is deemed to be entitled to the income of the partnership attributable to such share.  In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the REIT qualification tests, including satisfying the gross income tests and the asset tests.  Accordingly, our proportionate share of the assets, liabilities, and items of income of GPLP and any other partnerships in which we hold an interest will be treated as our assets, liabilities, and items of income for purposes of applying the requirements described herein, provided that GPLP and the other partnerships are treated as a partnership for U.S. federal income tax purposes and are not taxable as a corporation for U.S. federal income tax purposes.

If GPLP or any other partnership in which we hold an interest were to be treated as an association taxable as a corporation for U.S. federal income tax purposes, such entity would be subject to an entity-level corporate tax on its income.  In such a situation, the character of our assets and items of gross income would change, which could preclude us from satisfying the asset tests and possibly the income tests (see “-- Income Tests” and “-- Asset Tests” below), and in turn may prevent us from qualifying as a REIT.

Income Tests

There are two percentage tests relating to the sources of our gross income that we must satisfy annually to maintain our qualification as a REIT.  First, at least 75% of our gross income (excluding gross income from certain sales of property held primarily for sale, certain hedging transactions entered into after July 30, 2008, and certain foreign currency gains recognized after July 30, 2008) must be directly or indirectly derived each taxable year from rents from real property and other items relating to investments relating to real property or mortgages on real property or certain temporary investments.  Second, at least 95% of our gross income (excluding gross income from certain sales of property held primarily for sale, certain hedging transactions entered into after July 30, 2008, and certain foreign currency gains recognized after July 30, 2008) must be directly or indirectly derived each taxable year from any of the sources qualifying for the 75% test and from dividends, interest, and gain from the sale or disposition of stock or securities.  As discussed earlier, in applying these tests, if we invest in a partnership, such as GPLP, we will be treated as realizing our share of the income and bearing our share of the loss of the partnership, and the character of such income or loss, as well as other partnership items, will be determined at the partnership level.  In addition, for purposes of these gross income tests, we are deemed to have earned the income earned by a qualified REIT subsidiary.

Rents we receive will qualify as “rents from real property” for purposes of satisfying the gross income tests for a REIT only if several conditions are met.  First, the amount of rent must not be based in whole or in part on the income or profits of any person, although rents generally will not be excluded merely because they are based on a fixed percentage of receipts or sales.  Second, rents received from a tenant will not qualify as “rents from real property” if the REIT, or an owner of 10% or more of the REIT, also directly or constructively owns 10% or more of such tenant; except that rents received from a taxable REIT subsidiary under certain circumstances qualify as rents from real property even if we own more than a 10% interest in such subsidiary.  Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease (determined by comparing the fair market value of the personal property leased by the tenant to the fair market value of all the property leased by the tenant), then the portion of rent attributable to such personal property will not qualify as “rents from real property.”  Finally, for rents to qualify as “rents from real property,” the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no income or through a taxable REIT subsidiary; provided, however, we may directly perform certain services customarily furnished or rendered in connection with the rental of real property in the geographic area in which the property is located other than services which are considered rendered to the occupant of the property.  We will use taxable REIT subsidiaries or hire independent contractors, from whom we derive no revenue, to perform such services, except that we will directly perform services under certain of our leases with respect to which we believe that our performance of such services will not cause the rents to fail to qualify as “rents from real property.”  We believe that each of the above requirements has been satisfied.  In addition, we are permitted to receive up to 1% of the gross income from each property from the provision of non-customary services and still treat all other amounts received from such property as “rents from real property.”

The term “interest” generally does not include any amount if the determination of such amount depends in whole or in part on the income or profits of any person, although an amount generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage of receipts or sales.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are eligible for relief under certain provisions of the Code.  These relief provisions will be generally available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our return, and any incorrect information on the schedule was not due to fraud with intent to evade tax.  It is not now possible to determine the circumstances under which we may be entitled to the benefit of these relief provisions.  If these relief provisions apply, a 100% tax is imposed on an amount equal to (i) the gross income attributable to the greater of (a) 75% of our gross income over the amount of gross income that is qualifying income for purposes of the 75% gross income test, and (b) 95% of our gross income over the amount of gross income that is qualifying income for purposes of the 95% gross income test, multiplied by (ii) a fraction intended to reflect the Company’s profitability.

Asset Tests

At the close of each quarter of our taxable year, we must also satisfy several tests relating to the nature and diversification of our assets.  First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items (including receivables arising in the ordinary course of our operation) and government securities.  Second, not more than 25% of the value of our total assets may be represented by securities other than those includible in the 75% asset class.  Third, of the investments included in the 25% asset class, the value of any one issuer’s securities (other than securities issued by another REIT or by a taxable REIT subsidiary) may not exceed 5% of the value of our total assets.  Fourth, not more than 20% (25% for taxable years beginning after July 30, 2008) of our total assets may constitute securities issued by taxable REIT subsidiaries.  Finally, of the investments included in the 25% asset class, we may not own more than 10% of the outstanding securities by vote or value (except for any grandfathered securities in existence on July 12, 1999 as described below under the heading “Qualified REIT Subsidiaries and Taxable REIT Subsidiaries”) of any one issuer (other than issuers that are REITs, qualified REIT subsidiaries or taxable REIT subsidiaries or debt instruments that are considered straight debt under a safe harbor provision of the Code).  Interests in partnerships are generally not treated as “securities” for purposes of this test, but instead a look through rule applies.

Annual Distribution Requirements

In order to avoid being taxed as a regular corporation, we are required to make distributions (other than capital gain dividends) to our shareholders which qualify for the dividends paid deduction in an amount at least equal to (i) the sum of (a) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and (b) 90% of the after tax net income, if any, from foreclosure property, minus (ii) the sum of certain items of non-cash income.  Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular distribution payment after such declaration.  To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax thereon at regular corporate income tax rates.  Finally, as discussed above, we may be subject to an excise tax if we fail to meet certain other distribution requirements.  We intend to make timely distributions sufficient to satisfy these annual distribution requirements.

In order for distributions to be counted toward our distribution requirement and give rise to a tax deduction by us, they must not be “preferential dividends.”  A dividend is not preferential if it is paid pro rata among all outstanding shares of stock within a particular class and is in accordance with the preferences among different classes of stock as set forth in the organizational documents of the REIT.

It is possible that we, from time to time, may not have sufficient cash or other liquid assets to meet the 90% distribution requirement, or to distribute such greater amount as may be necessary to avoid income and excise taxation, due to, among other things, (i) timing differences between (a) the actual receipt of income and actual payment of deductible expenses and (b) the inclusion of such income and deduction of such expenses in arriving at our taxable income, or (ii) the payment of severance benefits or other amounts that may not be deductible to us.  In the event that such timing differences occur, we may find it necessary to arrange for borrowings or, if possible, pay taxable share distributions in order to meet the distribution requirement.

Under certain circumstances, in the event of a deficiency determined by the IRS, we may be able to rectify a resulting failure to meet the distribution requirement for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in our deduction for distributions paid for the earlier year.  Thus, although we may be able to avoid being taxed on amounts distributed as deficiency distributions, we will be required to pay interest based upon the amount of any deduction taken for deficiency distributions.

Tax on Prohibited Transactions

A REIT will incur a 100% tax on net income derived from any “prohibited transactions.”  A “prohibited transaction” generally is a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business by a REIT or by a lower-tier partnership in which the REIT holds an equity interest.  Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction.  We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning our properties and to make occasional sales of the properties as are consistent with our investment objectives.  However, no assurance can be given that any particular asset in which we hold a direct or indirect interest will not be treated as property held as inventory or primarily for sale to customers or that certain safe harbor provisions of the Code that prevent such treatment will apply.  If the IRS successfully contends that some or all of our sales are prohibited transactions, we would be required to pay the 100% penalty tax on the gains resulting from any such sales.  Such prohibited transaction income could also adversely affect our ability to satisfy the income tests for qualification as a REIT.  These prohibited transaction rules do not apply to a taxable REIT subsidiary.

Qualified REIT Subsidiaries and Taxable REIT Subsidiaries

REITs may own wholly-owned subsidiaries which are “qualified REIT subsidiaries.”  A qualified REIT subsidiary is any corporation, other than a “taxable REIT subsidiary” described below, that is wholly-owned by a REIT, directly or indirectly through disregarded subsidiaries.  A qualified REIT subsidiary is not treated as a separate corporation.  Thus, all assets, liabilities, and items of income, deduction, and credit of the qualified REIT subsidiary will be treated for U.S. federal income tax purposes as assets, liabilities, and items of income, deduction and credit of ours, including for purposes of the REIT income and assets tests.  Any qualified REIT subsidiary will not be subject to U.S. federal corporate income tax, but it may be subject to state and local taxation in some states.  A REIT may also own up to 100% of the stock in a corporation that constitutes a “taxable REIT subsidiary,” provided that the REIT’s aggregate holdings of taxable REIT subsidiary securities do not exceed 20% (25% for taxable years beginning after July 30, 2008) of the value of the REIT’s total assets.  A taxable REIT subsidiary is a corporation in which a REIT owns stock, directly or indirectly, and with respect to which the corporation and the REIT have made a joint election to treat the corporation as a taxable REIT subsidiary.  Additionally, any corporation in which a taxable REIT subsidiary owns more than 35% of the voting power or value is itself a taxable REIT subsidiary.  A taxable REIT subsidiary can perform otherwise impermissible tenant services without causing the REIT to be treated as having received impermissible tenant services income under the REIT income tests.

A taxable REIT subsidiary will pay tax at regular corporate income tax rates on its taxable net income.  A taxable REIT subsidiary, however, may in certain circumstances be limited in its ability to deduct interest paid by it to the REIT.  Moreover, the Code provides a tax on a REIT equal to 100% of redetermined rents, redetermined deductions and excess interest.  Redetermined rents are generally rents from real property which would otherwise be reduced on distribution, apportionment or allocation to clearly reflect income as a result of services furnished or rendered by a taxable REIT subsidiary to tenants of the REIT.  There are a number of exceptions with regard to redetermined rents, which are summarized below.

•
Redetermined rents do not include amounts received directly or indirectly by a REIT for customary services, or amounts received by an independent contractor from whom the REIT does not derive any income.

•
Redetermined rents do not include de minimis payments received by the REIT for non-customary services rendered to the tenants of a property owned by the REIT that do not exceed 1% of all amounts received by the REIT with respect to the property.

•
The redetermined rent provisions do not apply to any services rendered by a taxable REIT subsidiary to the tenants of the REIT, so long as the taxable REIT subsidiary renders a significant amount of similar services to persons other than the REIT and to tenants who are unrelated to the REIT or the taxable REIT subsidiary or the REIT tenants, and the charge for these services is substantially comparable to the charge for similar services rendered to such unrelated persons.

•
The redetermined rent provisions do not apply to any services rendered by a taxable REIT subsidiary to a tenant of a REIT if the rents paid by tenants leasing at least 25% of the net leasable space in the REIT’s property who are not receiving such services are substantially comparable to the rents paid by tenants leasing comparable space who are receiving the services and the charge for the services is separately stated.

•
The redetermined rent provisions do not apply to any services rendered by a taxable REIT subsidiary to tenants of a REIT if the gross income of the taxable REIT subsidiary from these services is at least 150% of the taxable REIT subsidiary’s direct cost of rendering the services.

•
The Secretary of the Treasury has the power to waive the tax that would otherwise be imposed on redetermined rents if the REIT establishes to the satisfaction of the Secretary that rents charged to tenants were established on an arms’ length basis even though a taxable REIT subsidiary provided services to the tenants.

Redetermined deductions are deductions, other than redetermined rents, of a taxable REIT subsidiary, if the amount of these deductions would be decreased on distribution, apportionment or allocation to clearly reflect income between the taxable REIT subsidiary and the REIT.  Excess interest means any deductions for interest payments made by a taxable REIT subsidiary to the REIT to the extent that the interest payments exceed a commercially reasonable rate of interest.

A REIT will be prohibited from owning more than 10%, by vote or by value, of the securities, other than specified debt securities, of any issuer.  This does not apply, however, to taxable REIT subsidiaries, qualified REIT subsidiaries (discussed above) and non-qualified corporate subsidiaries in which the REIT does not own more than 10% of the voting securities if:

•	the non-qualified subsidiary was established on or before July 12, 1999,

•
the subsidiary does not engage in a new line of business or acquire any substantial asset (other than pursuant to a binding contract in effect as of July 12, 1999, a tax-free exchange, an involuntary conversion or a reorganization with another non-qualified corporate subsidiary), and

•
the REIT does not acquire any new securities in such subsidiary (other than pursuant to a binding contract in effect as of July 12, 1999 or a reorganization with another non-qualified corporate subsidiary).

Except for certain corporations (with respect to each of which an election to be treated as a taxable REIT subsidiary of the Company has been filed or the stock of which is owned more than 35% by another taxable REIT subsidiary), various qualified REIT subsidiaries, and corporations in which we are permitted to own in excess of 10% in value under the grandfather provisions described above, there is no corporation in which we own securities that exceed 10% of either the vote or value of the corporation.  Thus, we will not violate the general limitation on a REIT’s ownership of 10% of the vote or value of the securities of a corporation.  Furthermore, we do not expect that through our ownership of any corporation, directly or indirectly, we will violate the requirement that the value of all securities in taxable REIT subsidiaries held by a REIT not exceed 20%  (25% for taxable years beginning after July 30, 2008) of the value of all of the assets of the REIT.  Finally, we do not expect that we will incur any liability for the 100% tax imposed on redetermined rents, redetermined deductions, or excess interest as a result of the election to treat any such corporation as a taxable REIT subsidiary.

Failure to Qualify as a Real Estate Investment Trust

Our election to be treated as a REIT will be automatically terminated if we fail to meet the requirements described above and are ineligible for relief from such failure.  In that event, we will be subject to tax (including any applicable minimum tax) on our taxable income at regular corporate rates, and we will be unable to deduct distributions to shareholders.  Also, all distributions to shareholders will be taxable as ordinary income to the extent of current and accumulated earnings and profits allocable to such distributions and, subject to certain limitations of the Code, will generally be eligible for the dividends received deduction for corporate shareholders.  We will not be eligible again to elect REIT status until the fifth taxable year which begins after the year for which our election was terminated unless we did not willfully fail to file a timely return with respect to the termination taxable year, inclusion of incorrect information in such return was not due to fraud with intent to evade tax, and we establish that failure to meet the requirement was due to reasonable cause and not willful neglect.  Failure to qualify for even one year could result in our incurring substantial indebtedness (to the extent borrowings are feasible) or liquidating substantial investments in order to pay the resulting taxes.

U. S. Federal Income Taxation of U.S. Holders

Except as otherwise provided herein, the following summary discusses U.S. federal income tax consequences to U.S. Holders (defined below) of investing in the offered securities.  As used herein, the term “U.S. Holder” means a beneficial owner of the offered securities that is for U.S. federal income tax purposes: (i) a citizen or resident of the U.S.; (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized under the laws of the U.S. or of any state thereof or in the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or has made a valid election to be treated as a U.S. person.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of the offered securities that is not a U.S. Holder.  If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the offered securities, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership.  A partner of a partnership holding the offered securities should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of the offered securities by the partnership.

General

So long as we qualify for taxation as a REIT, distributions with respect to common shares, preferred shares or common shares acquired in conversion of any convertible preferred shares (collectively, the “Shares”) made out of current or accumulated earnings and profits allocable thereto (and not designated as capital gain dividends) will be includible by our U.S. Holders as ordinary income for U.S. federal income tax purposes.  None of these distributions will be eligible for the dividends received deduction for corporate shareholders.  Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the U.S. Holder has held his or her Shares.  Corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

On January 2, 2013, President Obama signed into law the American Taxpayer Relief Act of 2012 (the “Taxpayer Relief Act”), which, among other things, permanently extended the 2012 income tax rates for most U.S. individuals, estates and trusts with respect to ordinary income, qualified dividends and capital gains that had expired on December 31, 2012. The Taxpayer Relief Act, however, did not extend the 2012 rates for taxpayers with incomes above certain threshold amounts. For taxable years beginning on or after January 1, 2013, for individuals with taxable income in excess of these thresholds, the maximum rates on ordinary income will be 39.6% (as compared to 35% prior to January 1, 2013) and the maximum rates on long-term capital gains (other than “unrecaptured section 1250 gain”) will be 20% (as compared to 15% prior to January 1, 2013).  Estates and trusts have separate schedules.  Also under the Taxpayer Relief Act, qualified dividend income will continue to be taxable at rates applicable to long-term capital gains, and nonqualified dividend income will continue to be taxable at rates applicable to ordinary income.   U.S. Holders are urged to consult their own tax advisors regarding the effect of the Taxpayer Relief Act on an investment in our Shares.

Certain taxpayers will also be subject to the additional 3.8% Medicare tax on investment income, which is described separately under “Medicare Tax on Investment Income.” The tax rates discussed herein do not include the additional 3.8% Medicare tax on investment income unless otherwise noted.

Except as set forth below, a REIT’s individual U.S. Holders generally will not benefit from the 20% maximum tax rate with respect to dividends paid by the REIT because the earnings that generate such dividends are generally not subject to taxation at the REIT level.  However, there are at least three circumstances in which an individual U.S. Holder of a REIT will be subject to tax on dividends paid by the REIT at a maximum rate of 20%.  First, distributions designated as long-term capital gain dividends may be eligible for the maximum rate of 20%.  However, long-term capital gains attributable to the sale of depreciable real property are subject to a 25% maximum federal income tax rate for individual U.S. Holders, to the extent of previously claimed depreciation deductions.  Second, dividends attributable to dividends received by the REIT from non-REIT corporations, such as taxable REIT subsidiaries, may be eligible for the 20% maximum rate.  Third, dividends attributable to income upon which the REIT has paid corporate income tax (this would occur if, for example, the REIT incurs corporate level tax due to the failure to distribute the requisite minimum amount of income, or due to recognition of certain “built-in” gains) may be eligible for the 20% maximum rate.

If we elect to retain and pay income tax on any net long term capital gain, our U.S. Holders would include in their income as long term capital gain their proportionate share of such net long term capital gain.  A U.S. Holder would also receive a tax credit for such U.S. Holder’s proportionate share of the tax we paid on such retained capital gains and an increase in its basis in our Shares in an amount equal to the U.S. Holder’s includible capital gains less its share of the tax deemed paid.

Distributions in excess of current or accumulated earnings and profits will not be taxable to a U.S. Holder to the extent that they do not exceed the adjusted basis of the U.S. Holder’s Shares.  U.S. Holders will be required to reduce the tax basis of their Shares by the amount of such distributions until such basis has been reduced to zero, after which such distributions will be taxable as capital gain (ordinary income in the case of a U.S. Holder who holds his or her Shares as a dealer).  The tax basis as so reduced will be used in computing the capital gain or loss, if any, realized upon sale of the Shares.  Any loss upon a sale or exchange of Shares by a U.S. Holder who held such Shares for six months or less (after applying certain holding period rules) will generally be treated as a long-term capital loss to the extent such U.S. Holder previously received capital gain distributions with respect to such Shares.

Capital gain we realize on the sale of our assets generally will equal the difference between the sale price and our tax basis in the asset sold.  This initial tax basis will be subsequently reduced by annual depreciation deductions.  Inasmuch as the initial contribution of certain properties (the “Contributed Properties”) to GPLP was not fully taxable, GPLP’s initial basis in each of the Contributed Properties, as such basis may be adjusted, is at least equal to the transferors’ basis in the Contributed Properties immediately prior to the transactions, which is a lower basis than had such properties been purchased from the transferors thereof in a fully taxable transaction.  However, by reason of certain partnership allocation provisions, this lower initial tax basis may not result in a greater taxable gain to us than would have been the case if the Contributed Properties had been purchased by us in a fully taxable transaction.  Additionally, such lower initial tax basis may result in lower aggregate depreciation deductions over the lives of the Properties than if we had purchased the Contributed Properties in a fully taxable transaction; however, by reason of certain partnership allocation provisions, we may be entitled to greater depreciation deductions in the initial years following our formation.  Depreciation deductions reduce taxable income and thus may effectively increase the portion of distributions which would represent a non-taxable return of capital.  U.S. Holders may not include in their individual U.S. federal income tax returns any of our net operating losses or capital losses.  We may be required to withhold a portion of capital gain distributions to any U.S. Holders who fail to certify their non-foreign status to us.

The IRS has ruled that if a REIT’s dividend reinvestment plan allows U.S. Holders of the REIT to elect to have cash distributions reinvested automatically in shares of the REIT at a purchase price equal to at least 95% of fair market value on the distribution date, then such cash distributions qualify under the 90% distribution test described above at “United States Federal Income Taxation of the Company -- Annual Distribution Requirements.”  Under the terms of our Distribution Reinvestment and Share Purchase Plan (the “Purchase Plan”), shares are generally thereunder acquired at a price not less than 95% of the fair market value of the shares after giving effect to certain items such as any discount and brokerage fees we paid.  Thus, distributions reinvested under the Purchase Plan should count towards satisfying the 90% distribution test.  U.S. Holders should be aware that amounts of dividends reinvested pursuant to the Purchase Plan will be taxable income to them, regardless of the fact that such dividends have been reinvested (i.e., the tax is not deferred until the shares received from participation in the Purchase Plan are sold or disposed of).

Conversion of Convertible Preferred Shares into Common Shares

No gain or loss will be recognized to a U.S. Holder upon conversion of any convertible preferred shares solely into common shares.  However, gain realized upon the receipt of cash paid in lieu of fractional common shares will be taxed immediately to a converting U.S. Holder.  Except to the extent of cash paid in lieu of fractional common shares, the adjusted tax basis for the common shares received upon the conversion will be equal to the adjusted tax basis of any convertible preferred shares converted, and the holding period of the common shares will include the holding period of any convertible preferred shares converted.  A holder of any convertible preferred shares may recognize gain or dividend income to the extent there are dividends in arrears on such shares at the time of conversion into common shares.

Adjustment of Conversion Price

Section 305(c) of the Code and the Treasury Regulations promulgated thereunder treat as a dividend certain constructive distributions of shares with respect to preferred shares.  The operation of the conversion price adjustment provisions of any convertible preferred shares, or the failure to adjust fully the conversion price for any convertible preferred shares to reflect a distribution of Shares, share warrants or share rights with respect to the common shares, or a reverse share split, may result in the deemed receipt of a dividend by the holders of any convertible preferred shares or the common shares if the effect is to increase such holders’ proportionate interests in us.  However, adjustments to reflect nontaxable share splits or distributions of Shares, share warrants or share rights will, generally, not be so treated.  Any such constructive dividends may constitute (and cause other dividends to constitute) extraordinary dividends to corporate holders.

Redemption Premium of Preferred Shares

If the redemption price of preferred shares that are subject to redemption exceeds their issue price (we refer to such excess as a “redemption premium”), in certain situations the entire amount of the redemption premium will be treated as being distributed to the holder of such shares, on an economic accrual basis, over the period from issuance of such shares until the date the shares are first redeemable (we refer to such deemed distribution as a “constructive distribution”).  A constructive distribution may occur only if the preferred shares are subject to a redemption premium, and only if: (1) we are required to redeem the shares at a specified time; (2) the holder of the shares has the option to require us to redeem the shares; or (3) we have the right to redeem the shares, but only if under applicable regulations, redemption pursuant to that right is more likely than not to occur.  Further information regarding the possible tax treatment of redemption premiums with respect to any preferred shares will be set forth in the applicable prospectus supplement for such preferred shares.

Gain or loss recognized by a holder on a redemption of preferred shares will be treated as a gain or loss from the sale or exchange of the preferred shares (see “-- Other Disposition” below), if, taking into account shares that are actually or constructively owned under the rules of Code Section 318 by such holder, either: (i) the holder’s interest in common shares and preferred shares is completely terminated as a result of the redemption; (ii) the redemption is “substantially disproportionate” with respect to the holder; or (iii) the redemption is “not essentially equivalent to a dividend.”  Whether a redemption is not essentially equivalent to a dividend depends on each holder’s facts and circumstances, but in any event, requires a “meaningful reduction” in such holder’s interest in us.

If none of the above conditions are satisfied, the entire amount of the cash received on a redemption of the preferred shares will be treated as a distribution taxable as a dividend (to the extent of our current and accumulated earnings and profits).  The holder’s basis in the redeemed preferred shares would, in such case, be transferred to the holder’s remaining shares of ours (if any).

Other Disposition

Upon the sale or exchange of Shares to or with a person other than us or a sale or exchange of Shares with us to the extent not taxable as a dividend, a holder will recognize capital gain or loss equal to the difference between the amount realized on such sale or exchange and the holder’s adjusted tax basis in such Shares.  For these purposes, the period for which any convertible preferred shares was held would be included in the holding period of any common shares received upon conversion thereof.

Warrants

A holder generally will not recognize income or loss upon the acquisition of a warrant.  A holder who receives Shares upon the exercise of a warrant should not recognize gain or loss except to extent of any cash received for fractional Shares.  Such a holder would have a tax basis in the Shares acquired pursuant to a warrant equal to the amount of the purchase price allocated to the warrant plus the amount paid for the Shares pursuant to the warrant.  The holding period for the Shares acquired pursuant to a warrant would begin on the date of exercise.  Upon the subsequent sale the Shares acquired pursuant to a warrant or upon a sale of a warrant, the holder thereof would generally recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale and its tax basis in such Shares or warrant, as the case may be.  The foregoing assumes that warrants will not be held as a hedge, straddle or as a similar offsetting position with respect to our Shares and that Code Section 1092 will not apply.

Debt Securities

This section describes the material U.S. federal income tax consequences to U.S. Holders of owning the debt securities that we may offer.  It applies to U.S. Holders who purchase debt securities that are not original issue discount or zero coupon debt securities and that were acquired in an initial offering at the offering price.  If you purchase these debt securities at a price other than the offering price, the amortizable bond premium or market discount rules may also apply to you.  You should consult your own tax advisor regarding this possibility.

The tax consequences of owning any debt securities that are zero coupon debt securities, original issue discount debt securities, floating rate debt securities or indexed debt securities that we offer will be discussed in the applicable prospectus supplement.

A U.S. Holder will be taxed on interest on debt securities at ordinary income rates at the time such U.S. Holder receives the interest or when it accrues, depending on such U.S. Holder’s method of accounting for tax purposes.

A U.S. Holder’s tax basis in the debt security will generally be its cost.  A U.S. Holder will generally recognize capital gain or loss on the sale or retirement of a debt security equal to the difference between the amount realized on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest, and the tax basis in the debt security.

Medicare Tax on Investment Income

For taxable years beginning after December 31, 2012, certain U.S. Holders who are individuals, estates or trusts and whose income exceeds certain thresholds are required to pay a 3.8% Medicare tax on, among other things, taxable interest, dividends and capital gains from the sale or other disposition of stock, subject to certain exceptions. This tax applies broadly to essentially all taxable interest, dividends and all gains from dispositions of stock, including taxable interest received from REITs, dividends from REITs and gains from the disposition of REIT shares. U.S. Holders are urged to consult their own tax advisors regarding the effect, if any, of this legislation on taxable income arising from ownership and disposition of our Shares.

Passive Activity Losses and Investment Interest Limitations

Distributions we make and gain arising from the sale or exchange by a U.S. Holder of our Shares will be treated as portfolio income. As a result, U.S. Holders generally will not be able to apply any “passive losses” against this income or gain. A U.S. Holder may elect to treat capital gain dividends, capital gains from the disposition of shares and qualified dividend income as investment income for purposes of computing the investment interest limitation, but in such case, the U.S. Holder will be taxed at ordinary income rates on such amount. Other distributions we make (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our Shares, however, will not be treated as investment income under certain circumstances.

Backup Withholding, Information Reporting and Other Information

Information-reporting requirements, generally, will apply to certain U.S. Holders with regard to certain payments such as payments of dividends on our stock, payments of interest on our debt securities and payments of the proceeds of the sale of our stock, unless an exception applies.  In addition, under the backup withholding rules, we would be required to withhold at the applicable tax rate (currently at the rate of 28%) from payments subject to information reporting when: (i) a shareholder fails to supply a correct taxpayer identification number (“TIN”) to the payor or to establish an exemption from backup withholding; or (ii) the IRS notifies us that the shareholder is subject to the rules or has furnished an incorrect TIN.  A shareholder that does not provide us with a correct TIN may also be subject to penalties imposed by the IRS.  In addition, we may be required to withhold a portion of capital gain distributions or proceeds of a redemption of our Shares made to any U.S. Holders who fail to certify their non-foreign status to us.  Furthermore, if you are a U.S. Holder, payments made to you by a broker upon sale of our Shares generally will be subject to the information reporting and backup withholding rules described above.  Applicable Treasury Regulations provide presumptions regarding the status of holders when payments to the holders cannot be reliably associated with appropriate documentation provided to the payor.  Because the application of these Treasury Regulations varies depending on the shareholder’s particular circumstances, you are advised to consult your tax advisor regarding the information reporting and withholding requirements applicable to you.

Under Treasury Regulations which are generally directed towards tax shelters, but which are quite broad, the activities of the Company may include one or more “reportable transactions” requiring us to file an information return.  In addition, other “material advisors” to the Company may each be required to file an information return regarding certain “reportable transactions” and shall each be required to maintain for a specified period of time a list containing certain information regarding any “reportable transactions,” which list may be inspected by the IRS upon request.  You should consult your own tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of Shares, or transactions that might be undertaken by us.

U.S. Federal Income Taxation of Non-U.S. Holders

The rules governing U.S. federal income taxation of Non-U.S. Holders are complex and no attempt will be made herein to provide more than a general summary of such rules.  Prospective Non-U.S. Holders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in the offered securities, including any reporting requirements, as well as the tax treatment of such an investment under their home country laws.

Distributions With Respect to Shares Held by Non-U.S. Holders

Ordinary Dividends.  Distributions that are not attributable to gain from our sale or exchange of U.S. real property interests and not designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits.  Such distributions ordinarily will be subject to a U.S. federal withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax.  However, if income from the investment in the Shares is treated as effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. Holders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a shareholder that is a foreign corporation).  We expect to withhold U.S. federal income tax at the rate of 30% on the gross amount of any such dividends paid to a Non-U.S. Holder unless: (i) a lower treaty rate applies and the Non-U.S. Holder files an IRS Form W-8BEN with the Company claiming a lower treaty rate; (ii) the Non-U.S. Holder files an IRS Form W-8ECI with the Company claiming that the distribution is effectively connected income; or (iii) the Non-U.S. Holder holds the Shares through a “qualified intermediary” that has elected to perform any necessary withholding itself.

Return of Capital.  Distributions in excess of our current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder’s Shares, but rather will reduce the adjusted basis of such Shares.  To the extent that such distributions exceed the adjusted basis of a Non-U.S. Holder’s Shares, they will give rise to tax liability if the Non-U.S. Holder would otherwise be subject to tax on any gain from the sale or disposition of his Shares in the Company, as described below.  If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends.  However, amounts thus withheld are refundable if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

Capital Gain Dividend.  For any year in which we qualify as a REIT, distributions that are attributable to gain from our sale or exchange of U.S. real property interests will be taxed to a Non-U.S. Holder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”).  Under FIRPTA, these distributions are taxed to a Non-U.S. Holder as if such gain were effectively connected with a U.S. business.  Non-U.S. Holders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).  Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty exemption.  We are required to withhold 35% of any distribution that could be designated as a capital gain dividend.  This amount is creditable against the Non-U.S. Holder’s FIRPTA tax liability.  However, the 35% withholding tax will not apply to distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests that are paid with respect to any class of stock which is “regularly traded” (as defined by applicable Treasury Regulations) on an established securities market located in the U.S. and held by a Non-U.S. Holder who does not own more than 5% of such class of stock at any time during the one year period ending on the date of distribution which will be treated as a normal distribution by us, and such distributions will be taxed as described above under “—Distributions with Respect to Shares Held by Non-U.S. Holders – Ordinary Dividends.”

Distributions to Non-U.S. Holders that we designate as capital gain dividends which are not attributable to or treated as attributable to our disposition of a U.S. real property interest generally will not be subject to U.S. federal income taxation, except as described below under “—Disposition of Shares Held by Non-U.S. Holders.”

Disposition of Shares Held by Non-U.S. Holders

Gain recognized by a Non-U.S. Holder upon a sale of Shares generally will not be taxed under FIRPTA if we are a “domestically controlled REIT,” defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons.  It is currently anticipated that we will be a “domestically controlled REIT,” and therefore the sale of Shares will not be subject to taxation under FIRPTA.  In addition, if the Company does not constitute a domestically controlled REIT, a Non-U.S. Holder’s sale of the Shares generally will still not be subject to tax under FIRPTA if: (i) the class of Shares being sold are “regularly traded” (as defined by applicable Treasury Regulations) on an established securities market; and (ii) the selling Non-U.S. Holder held 5% or less of the Company’s outstanding Shares of that class at all times during a specified testing period of up to 5 years.  If neither of these exceptions were to apply, then the gain on the sale of Shares would be subject to taxation under FIRPTA, in which case the Non-U.S. Holder would be subject to the same tax treatment as U.S. Holders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the Shares would be required to withhold and remit to the IRS 10% of the purchase price.  However, if the Shares are “regularly traded” (as defined by applicable Treasury Regulations) on an established securities market, then a purchaser of the Shares would not be required to withhold and remit to the IRS 10% of the purchase price even if the selling Non-U.S. Holder held more than 5% of the Company’s outstanding securities during the relevant testing period.

Gain not subject to FIRPTA will be taxable to a Non-U.S. Holder if: (i) investment in the Shares is effectively connected with the Non-U.S. Holder’s U.S. trade or business, in which case the Non-U.S. Holder will be subject to the same treatment as a U.S. Holder with respect to such gain; or (ii) the Non-U.S. Holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.  Capital gain dividends not subject to FIRPTA will be subject to similar rules.  A Non-U.S. Holder that is a foreign corporation and has effectively connected income (as described in the first point above) may also, under certain circumstances, be subject to an additional branch profits tax.

Taxation of Non-U.S. Holders of Debt Securities

If you are a Non-U.S. Holder of debt securities, interest paid to you generally will not be subject to U.S. federal income taxes or withholding taxes if the interest is not effectively connected with your conduct of a trade or business within the U.S., provided that you:

•	do not actually or constructively own a 10% or greater interest in us;

•	are not a controlled foreign corporation with respect to which we are a “related person” within the meaning of Section 864(d)(4) of the Code;

•	are not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and

•	provide the appropriate certification as to your foreign status.

You can generally meet this certification requirement by providing a properly executed Form W-8BEN or appropriate substitute form to us, or our paying agent.  If you hold our debt securities through a financial institution or other agent acting on your behalf, you may be required to provide appropriate documentation to your agent.  Your agent will then generally be required to provide appropriate certification to us or our paying agent, either directly or through other intermediaries.  Special certification rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent.

If you do not qualify for an exemption under these rules, interest income from the debt securities may be subject to withholding tax at the rate of 30% (or lower applicable treaty rate) at the time it is paid.  The payment of interest effectively connected with your U.S. trade or business, however, would not be subject to a 30% withholding tax so long as you provide us or our agent an adequate certification (currently on Form W-8ECI), but such interest would be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. Holders generally.  In addition, if you are a foreign corporation and the payment of interest is effectively connected with your U.S. trade or business, you may also be subject to a 30% (or lower applicable treaty rate) branch profits tax.  To claim the benefit of a tax treaty, you must provide a properly-executed Form W-8BEN before the payment of interest and you may be required to obtain a U.S. taxpayer identification number and provide documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

If you are a Non-U.S. Holder of our debt securities, you will generally not be subject to U.S. federal income tax or withholding tax on any amount which constitutes capital gain upon retirement or disposition of a debt security, unless any of the following is true:

•	your investment in our debt securities is effectively connected with your conduct of a U.S. trade or business;

•
if you are a Non-U.S. Holder who is a nonresident alien individual holding the debt securities as a capital asset, you are present in the U.S. for 183 or more days (based on certain formulas which can include days present in the U.S. in previous years) in the taxable year within which sale, redemption or other disposition takes place, and certain other requirements are met; or

•	you are subject to provisions of U.S. tax laws applicable to certain U.S. expatriates.

If you have a U.S. trade or business and the investment in our debt securities is effectively connected with that trade or business, the payment of the sales proceeds with respect to our debt securities would be subject to U.S. federal income tax on a net basis at the rate applicable to U.S. Holders generally.  In addition, foreign corporations may be subject to a 30% (or lower applicable treaty rate) branch profits tax if the investment in the debt securities is effectively connected with the foreign corporation’s U.S. trade or business.

Backup Withholding, Information Reporting and Other Information

The U.S. Treasury Department has issued final regulations regarding the withholding and information reporting effective for payments made on or after January 1, 2001.  Pursuant to final regulations, Non-U.S. Holders are required to file with a U.S. payor an IRS Form W-8BEN or other appropriate forms and certificates indicating the identities and addresses of the beneficial owners of such Shares.  In addition, generally, foreign pass-through entities such as partnerships or grantor trusts which are shareholders of ours are required to provide IRS Form W-8BEN or other appropriate forms and certificates on behalf of persons with interests in such entities.  Non-U.S. Holders who do not comply with these disclosure requirements will be unable to obtain the benefits of reduced rates of withholding pursuant to treaties or the Code, and may be subject to backup withholding, as described above.  To avoid backup withholding on payments such as dividends, Non-U.S. Holders must certify their nonresident status, by completing and signing an IRS Form W-8BEN (or permissible substitute form) or other appropriate forms and certificates.

Any amounts withheld from a payment to a shareholder under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder.  Applicable Treasury Regulations provide presumptions regarding the status of holders when payments to the holders cannot be reliably associated with appropriate documentation provided to the payor.  Because the application of these Treasury Regulations varies depending on the shareholder’s particular circumstances, you are advised to consult your tax advisor regarding the information reporting and withholding requirements applicable to you.

Information-reporting requirements, generally, will apply to certain Non-U.S. Holders with regard to certain payments such as payments of dividends on our stock and payments of interest on our debt securities, unless an exception applies.

Under Treasury Regulations which are generally directed towards tax shelters, but which are quite broad, the activities of the Company may include one or more “reportable transactions” requiring us to file an information return.  In addition, other “material advisors” to us may each be required to file an information return regarding certain “reportable transactions” and shall each be required to maintain for a specified period of time a list containing certain information regarding any “reportable transactions,” which list may be inspected by the IRS upon request.  You should consult your own tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of Shares, or transactions that might be undertaken by us.

Recently Enacted Legislation Relating to Foreign Accounts.

The Foreign Account Tax Compliance provisions of the Hiring Incentives to Restore Employment Act (known as “FATCA”), which was enacted in March 2010, generally impose a 30% withholding tax on dividends on Shares of our stock and the gross proceeds of a disposition of Shares of our stock paid to: (i) a foreign financial institution (as that term is defined in Section 1471(d)(4) of the Code) unless that foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose information regarding U.S. account holders of that foreign financial institution (including certain account holders that are foreign entities that have U.S. owners) and satisfies other requirements; and (ii) specified other foreign entities unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity satisfies other specified requirements.  Under the final regulations related to FACTA issued on January 17, 2013, withholding is required (i) with respect to dividends on the Shares beginning on January 1, 2014, and (ii) with respect to gross proceeds from a sale or other disposition of the Shares that occurs on or after January 1, 2017.

If withholding is required under FATCA on a payment related to the Shares, investors that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) on such payment generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available).  Prospective purchases of our Shares should consult their own tax advisors regarding the application of this legislation to them.

Tax-Exempt Shareholders

Dividends paid to a tax-exempt employee pension trust or other domestic tax-exempt shareholder generally will not constitute “unrelated business taxable income” (“UBTI”) unless the shareholder has borrowed to acquire or carry its Shares.  Qualified trusts that hold more than 10% (by value) of the Shares of certain REITs, however, may be required to treat a certain percentage of such a REIT’s distributions as UBTI.  This requirement will apply only if: (i) the REIT would not qualify as such for U.S. federal income tax purposes but for the application of a “look-through” exception to the Five or Fewer Requirement applicable to Shares held by qualified trusts; and (ii) the REIT is “predominantly held” by qualified trusts.  A REIT is predominantly held by qualified trusts if either: (i) a single qualified trust holds more than 25% by value of the interests in the REIT; or (ii) one or more qualified trusts, each owning more than 10% by value of the interests in the REIT, hold in the aggregate more than 50% of the interests in the REIT.  The percentage of any REIT dividend treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (b) the total gross income of the REIT.  A de minimis exception applies where the percentage is less than 5% for any year.  For these purposes, a qualified trust is any trust described in section 401(a) of the Code and exempt from tax under section 501(a) of the Code.  The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the Five or Fewer Requirement without relying upon the “look-through” exception.

State, Local and Foreign Taxation

We and our shareholders may be subject to state, local or foreign taxation in various state, local or foreign jurisdictions, including those in which we or they transact business or reside.  Such state, local or foreign taxation may differ from the U.S. federal income tax treatment described above.  Consequently, prospective purchasers should consult their own tax advisors regarding the effect of state, local and foreign tax laws on an investment in the Company.

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement, certain legal matters, including the legal authorization and issuance of the securities and legal matters concerning Maryland law in this prospectus, will be passed upon for us by Squire Sanders (US) LLP and tax legal matters will be passed upon for us by McDonald Hopkins LLC.  If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The financial statements and schedule as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012 and the effectiveness of internal control over financial reporting as of December 31, 2012 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting. The financial statements of GRT Mall JV, LLC as of December 31, 2012 and 2011 and for the years ended December 31, 2012 and 2011 and the period from inception (March 26, 2010) to December 31, 2010 incorporated by reference in this Prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, trustees and persons controlling the Registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$		*
Printing and engraving expenses**	$		**
Legal fees and expenses**		$50,000
Accounting fees and expenses**		$10,000
Miscellaneous**	$		**
Total		$60,000

*	Deferred in accordance with Rules 456(b) and 457(r) under the Securities Act.
**
Does not include expenses of preparing prospectus supplements and other expenses relating to offerings of particular securities.  Such information will be provided in the applicable prospectus supplements in accordance with Rule 430B.

Item 15.  Indemnification of Trustees and Officers.

Our Declaration of Trust and Amended and Restated Bylaws require us, to the maximum extent permitted by Maryland law, to indemnify, and without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any individual who is a present or former trustee or officer and who is made or threatened to be made a party to the proceeding by reason of his or her service in such capacity or any individual who, while a trustee or officer and at our request services or has served as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in such capacity.  The Maryland General Corporation Law permits a corporation to indemnify its directors and officers against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in such capacity, unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to such proceeding and (x) was committed in bad faith, or (y) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

The Maryland Code of Courts and Judicial Proceedings also permits the declaration of trust of a real estate investment trust to include a provision limiting the liability of trustees and officers to the trust and shareholders for money damages, except to the extent the trustee or officer actually received an improper benefit or profit in money, property or services or a judgment or other final adjudication is entered based on a finding that the trustee or officer’s action or failure to act was the result of active and deliberate dishonesty material to the cause of action in the proceeding.  Our Declaration of Trust contains a provision providing for elimination of the liability of our trustees and officers to the trust or our shareholders for money damages to the maximum extent permitted by Maryland law from time to time.  We may, with the approval of our Board of Trustees or any duly authorized committee, provide such indemnification and advance for expenses to any of our employees or agents or to any person who served a predecessor entity.

We have entered into indemnification agreements with our trustees and certain of our executive officers.  These agreements provide broader indemnity rights than those provided under Maryland law and our bylaws.  The indemnification agreements are not intended to deny or otherwise limit third-party or derivative suits against us or our trustees or executive officers, but if a trustee or executive officer were entitled to indemnity or contribution under a specific indemnification agreement, the financial burden of a third-party suit would be borne by us, and we would not benefit from derivative recoveries against the trustee or executive officer. Such recoveries would accrue to our benefit but would be offset by our obligations to the trustee or executive officer under the indemnification agreement.  We also maintain standard officers’ and directors’ liability insurance policies.

Item 16.  Exhibits.

Exhibit No.

1.1	Form of Underwriting Agreement(s).*

4.1	Amended and Restated Bylaws.(1)

4.2	Articles of Amendment and Restatement of Declaration of Trust for the Company’s Second Amended and Restated Declaration of Trust.(2)

4.3	Articles Supplementary classifying 4,000,000 Shares of Beneficial Interest of the Registrant as Series I Cumulative Redeemable Preferred Shares, par value $0.01 per share. (3)

4.4	Articles Supplementary classifying 4,000,000 Shares of Beneficial Interest of the Registrant as Series H Cumulative Redeemable Preferred Shares, par value $0.01 per share. (4)

4.5
Articles Supplementary classifying 6,900,000 Shares of Beneficial Interest as 8.125% Series G Cumulative Redeemable Preferred Shares of Beneficial Interest of the Company, par value $0.01 per share.(5)

4.6
Articles Supplementary classifying 3,500,000 additional Shares of Beneficial Interest as 8.125% Series G Cumulative Redeemable Preferred Shares of Beneficial Interest of the Company, par value $0.01 per share.(6)

4.7	Articles Supplementary classifying 2,800,000 Shares of Beneficial Interest as 8.75% Series F Cumulative Redeemable Preferred Shares of Beneficial Interest of the Company.(10)

4.8	Specimen Certificate for Common Shares of Beneficial Interest.(7)

4.9	Specimen Certificate for evidencing 6.875% Series I Cumulative Redeemable Preferred Shares of Beneficial Interest.(8)

4.10	Specimen Certificate evidencing the 7.5% Series H Cumulative Redeemable Preferred Shares of Beneficial Interest.(9)

4.11	Specimen Certificate for evidencing 8.125% Series G Cumulative Redeemable Preferred Shares of Beneficial Interest.(6)

4.12	Specimen Certificate for evidencing 8.75% Series F Cumulative Redeemable Preferred Shares of Beneficial Interest.(10)

4.13	Form of Articles Supplementary for the Preferred Shares (including Specimen Preferred Share Certificate).*

4.14	Form of Senior Debt Securities Indenture (including Specimen Senior Debt Security Certificate).

4.15	Form of Subordinated Debt Securities Indenture (including Specimen Subordinated Debt Security Certificate).

4.16	Form of Rights Agreement (including Specimen Rights Certificate).*

4.17	Form of Purchase Contract (including Specimen Purchase Contract Certificate) and, if applicable, Pledge Agreement.*

4.18	Form of Unit Agreement (including Specimen Unit Certificate).*

4.19	Form of Common Shares Warrant Agreement (including Specimen Common Shares Warrant Certificate).*

4.20	Form of Preferred Shares Warrant Agreement including Specimen Preferred Shares Warrant Certificate).*

4.21	Form of deposit agreement (including form of depositary receitpt).*

5.1	Opinion of Squire Sanders (US) LLP regarding the validity of the offered securities.

8.1	Opinion of McDonald Hopkins LLC regarding tax matters.

12.1	Computation of Ratio of Earnings to Fixed Charges.

12.2	Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Dividends.

23.1	Consent of BDO USA, LLP.

23.2	Consent of BDO USA, LLP.

23.3	Consent of Squire Sanders (US) LLP (included as part of Exhibit 5.1).

23.4	Consent of McDonald Hopkins LLC (included as part of Exhibit 8.1).

24.1	Power of Attorney (included on signature page).

25.1	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended.**

*	To be filed by amendment or incorporated by reference in connection with the offering of offered securities.
**	To be incorporated by reference from a subsequent filing pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939.
(1)	Incorporated by reference to the Company’s Form 8-K filed with the SEC on December 13, 2007.
(2)	Incorporated by reference to the Company’s Form 8-K, filed with the SEC on May 16, 2012.
(3)	Incorporated by reference to the Company’s Form 8-K, filed with the SEC on March 27, 2013.
(4)	Incorporated by reference to the Company’s Form 8-K, filed with the SEC on August 10, 2012.
(5)	Incorporated by reference to the Company’s Registration Statement on Form 8-A12B, SEC File No. 001-12482, filed with the SEC on February 20, 2004.
(6)	Incorporated by reference to the Company’s Form 8-K, filed with the SEC on April 28, 2010.
(7)	Incorporated by reference to the Company’s Registration Statement on Form S-11, SEC File No. 33-69740.
(8)	Incorporated by reference to the Company’s Form 8-K, filed with the SEC on March 27, 2013.

(9)	Incorporated by reference to the Company’s Form 8-K, filed with the SEC on August 10, 2012.
(10)	Incorporated by reference to the Company’s Registration Statement on Form 8-A12B, SEC File No. 001-12482, filed with the SEC on August 22, 2003.

Item 17.  Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(l)(ii) and (a)(l)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)
The undersigned registrant hereby further undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on May 10, 2013.

GLIMCHER REALTY TRUST

By:	/s/ Michael P. Glimcher
Name: Michael P. Glimcher
Title: Chairman of the Board and Chief Executive
Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints George A. Schmidt and Mark E. Yale, and each of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments and post-effective amendments to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates as indicated.

Name	Title	Date

/s/ Michael P. Glimcher	Chairman of the Board and Chief Executive Officer	May 10, 2013
Michael P. Glimcher	(Principal Executive Officer)

/s/ Mark E. Yale	Executive Vice President, Chief Financial Officer and Treasurer	May 10, 2013
Mark E. Yale

/s/ Herbert Glimcher	Chairman Emeritus of the Board of Trustees	May 10, 2013
Herbert Glimcher

/s/ David M. Aronowitz	Member, Board of Trustees	May 10, 2013
David M. Aronowitz

/s/ Richard F. Celeste	Member, Board of Trustees	May 10, 2013
Richard F. Celeste

S-1

/s/ Wayne S. Doran	Member, Board of Trustees	May 10, 2013
Wayne S. Doran

/s/ Howard Gross	Member, Board of Trustees	May 10, 2013
Howard Gross

/s/ Timothy J. O’Brien	Member, Board of Trustees	May 10, 2013
Timothy J. O’Brien

/s/ Niles C. Overly	Member, Board of Trustees	May 10, 2013
Niles C. Overly

/s/ Alan R. Weiler	Member, Board of Trustees	May 10, 2013
Alan R. Weiler

/s/ William S. Williams	Member, Board of Trustees	May 10, 2013
William S. Williams

S-2

EXHIBIT INDEX

Exhibit No.

1.1	Form of Underwriting Agreement(s).*

4.1	Amended and Restated Bylaws.(1)

4.2	Articles of Amendment and Restatement of Declaration of Trust for the Company’s Second Amended and Restated Declaration of Trust.(2)

4.3	Articles Supplementary classifying 4,000,000 Shares of Beneficial Interest of the Registrant as Series I Cumulative Redeemable Preferred Shares, par value $0.01 per share. (3)

4.4	Articles Supplementary classifying 4,000,000 Shares of Beneficial Interest of the Registrant as Series H Cumulative Redeemable Preferred Shares, par value $0.01 per share. (4)

4.5
Articles Supplementary classifying 6,900,000 Shares of Beneficial Interest as 8.125% Series G Cumulative Redeemable Preferred Shares of Beneficial Interest of the Company, par value $0.01 per share.(5)

4.6
Articles Supplementary classifying 3,500,000 additional Shares of Beneficial Interest as 8.125% Series G Cumulative Redeemable Preferred Shares of Beneficial Interest of the Company, par value $0.01 per share.(6)

4.7	Articles Supplementary classifying 2,800,000 Shares of Beneficial Interest as 8.75% Series F Cumulative Redeemable Preferred Shares of Beneficial Interest of the Company.(10)

4.8	Specimen Certificate for Common Shares of Beneficial Interest.(7)

4.9	Specimen Certificate for evidencing 6.875% Series I Cumulative Redeemable Preferred Shares of Beneficial Interest.(8)

4.10	Specimen Certificate evidencing the 7.5% Series H Cumulative Redeemable Preferred Shares of Beneficial Interest.(9)

4.11	Specimen Certificate for evidencing 8.125% Series G Cumulative Redeemable Preferred Shares of Beneficial Interest.(6)

4.12	Specimen Certificate for evidencing 8.75% Series F Cumulative Redeemable Preferred Shares of Beneficial Interest.(10)

4.13	Form of Articles Supplementary for the Preferred Shares (including Specimen Preferred Share Certificate).*

4.14	Form of Senior Debt Securities Indenture (including Specimen Senior Debt Security Certificate).

4.15	Form of Subordinated Debt Securities Indenture (including Specimen Subordinated Debt Security Certificate).

4.16	Form of Rights Agreement (including Specimen Rights Certificate).*

4.17	Form of Purchase Contract (including Specimen Purchase Contract Certificate) and, if applicable, Pledge Agreement.*

4.18	Form of Unit Agreement (including Specimen Unit Certificate).*

4.19	Form of Common Shares Warrant Agreement (including Specimen Common Shares Warrant Certificate).*

4.20	Form of Preferred Shares Warrant Agreement including Specimen Preferred Shares Warrant Certificate).*

4.21	Form of deposit agreement (including form of depositary receitpt).*

5.1	Opinion of Squire Sanders (US) LLP regarding the validity of the offered securities.

8.1	Opinion of McDonald Hopkins LLC regarding tax matters.

12.1	Computation of Ratio of Earnings to Fixed Charges.

12.2	Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Dividends.

23.1	Consent of BDO USA, LLP.

23.2	Consent of BDO USA, LLP.

23.3	Consent of Squire Sanders (US) LLP (included as part of Exhibit 5.1).

23.4	Consent of McDonald Hopkins LLC (included as part of Exhibit 8.1).

24.1	Power of Attorney (included on signature page).

25.1	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended.**

*	To be filed by amendment or incorporated by reference in connection with the offering of offered securities.
**	To be incorporated by reference from a subsequent filing pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939.
(1)	Incorporated by reference to the Company’s Form 8-K filed with the SEC on December 13, 2007.
(2)	Incorporated by reference to the Company’s Form 8-K, filed with the SEC on May 16, 2012.
(3)	Incorporated by reference to the Company’s Form 8-K, filed with the SEC on March 27, 2013.
(4)	Incorporated by reference to the Company’s Form 8-K, filed with the SEC on August 10, 2012.
(5)	Incorporated by reference to the Company’s Registration Statement on Form 8-A12B, SEC File No. 001-12482, filed with the SEC on February 20, 2004.
(6)	Incorporated by reference to the Company’s Form 8-K, filed with the SEC on April 28, 2010.
(7)	Incorporated by reference to the Company’s Registration Statement on Form S-11, SEC File No. 33-69740.
(8)	Incorporated by reference to the Company’s Form 8-K, filed with the SEC on March 27, 2013.
(9)	Incorporated by reference to the Company’s Form 8-K, filed with the SEC on August 10, 2012.
(10)	Incorporated by reference to the Company’s Registration Statement on Form 8-A12B, SEC File No. 001-12482, filed with the SEC on August 22, 2003.